File No. 0-51608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934

PHAGE BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0834319
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd., Suite 300 Las Vegas, Nevada	89128
(Address of principal executive offices)	(Zip Code)

(702) 492-6694

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

Common Stock Par Value $0.001 per share

Item 1. Business.

FORWARD LOOKING STATEMENTS

Some of the statements under Item 1, “Business,” Item 2, “Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Form 10 constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by words such as “may,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or the negative of such terms or other similar words. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our investors. However, these statements are only anticipations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the factors discussed under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future. Subject to applicable law, we do not plan to update any of the forward-looking statements after the effective date of this registration statement to confirm such statements to actual results.

RISK FACTORS

If any of the following risks actually occur, our business, financial condition, operating results and/or cash flows could be materially harmed.

Risks Related to the Company

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

Since our inception, we have incurred significant net losses. As a result of ongoing operating losses, we had an accumulated deficit of $20,450,087 as of September 30, 2005. We are not currently profitable. Even if we succeed in developing and commercializing one or more of our drugs, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	seek regulatory approvals for our product candidates;

•	develop, formulate, manufacture and commercialize our drugs; implement additional internal systems and infrastructure; and hire additional clinical and scientific personnel;

•	expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate these revenues, and we may never achieve profitability in the future; and

•	may fail to achieve or maintain profitability which could negatively impact the market price of our common stock.

If we cannot raise additional funding, we may be unable to complete development of our product candidates.

We will require additional funding in order to continue our research and product development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses, and to pursue regulatory approvals for product candidates. We will require additional funding to establish manufacturing and marketing capabilities in the future. We believe that our existing capital resources, together with interest income and future payments due under our strategic alliances, will be sufficient to satisfy our current and projected funding requirements for at least the next three months. However, these resources might be insufficient to conduct research and development programs as planned. If we cannot obtain adequate funds, we may be required to curtail significantly one or more of our research and development programs or obtain funds through arrangements with corporate collaborators or others that may require us to relinquish rights to some of our technologies or product candidates.

Our future capital requirements will depend on many factors, including:

•	continued scientific progress in our research and development programs;

•	the magnitude of our research and development programs;

•	progress with preclinical testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in filing and pursuing patent applications and enforcing patent claims;

•	competing technological and market developments;

•	the establishment of additional strategic alliances;

•	the cost of manufacturing facilities and of commercialization activities and arrangements; and

•	the cost of product licensing and any possible acquisitions.

We intend to seek additional funding through and public or private sales of our securities, including equity securities and may seek funding through strategic alliances. In addition, we will continue to pursue opportunities to obtain additional financing in the future. We have an ongoing Series B Preferred Stock offering currently open. This offering is targeted at non-USA investors and is designed to meet the requirements of Regulation S under the Securities Act of 1933, as amended. The offering has been approved by our Board of Directors for up to 37,500 shares at $800 per share for total gross proceeds of up to $30,000,000. As of December 16, 2005, we have received funded subscriptions for this offering totaling $511,360, of which $170,000 was received in the quarter ended September 30, 2005.

Due to the risks inherent in the clinical trial process and given the early stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization and associated timing for product commercialization and concurring revenue. The costs required to complete the development of our drug candidates will be largely dependent on the scope of our clinical trials, the cost and efficiency of our manufacturing process, and discussions with the FDA on its requirements.

We will need $12.6 million to sustain our operating plan for the next 12 months. If we do not raise this amount, we will need to revise our operating plan. Additional equity or debt financing might not be available on reasonable terms, if at all, and any additional equity financings will be dilutive to our stockholders.

Because the development of our product candidates is subject to a substantial degree of technological uncertainty, we may not succeed in developing any of our product candidates.

All of our product candidates are in pre-clinical research or clinical development and we do not expect any of our product candidates to be commercially available for the foreseeable future, if at all. Only a small number of research and development programs ultimately result in commercially successful drugs. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. These reasons include the possibilities that the potential products may:

•	be found ineffective or cause harmful side effects during preclinical studies or clinical trials;

•	fail to receive necessary regulatory approvals;

•	be precluded from commercialization by proprietary rights of third parties;

•	be difficult to manufacture on a large scale; or

•	be uneconomical or fail to achieve market acceptance.

If any of these potential problems occur, we may never successfully market any products.

We may not receive regulatory approvals for our product candidates.

Regulation by government authorities in the United States (“U.S.”) and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and in our ongoing research and product development activities. All of our products are in pre-clinical research or clinical development and we have not yet requested or received regulatory approval to commercialize any product from the Food and Drug Administration (“FDA”) or any other regulatory body. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require spending substantial time and financial resources. If we fail or our collaborators or licensees fail to obtain, or encounter delays in obtaining or maintaining, regulatory approvals, it could adversely affect the marketing of any products we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to these products and their marketing. Any delay in, or suspension of, our clinical trials will delay the filing of our new drug applications with the FDA and, ultimately, our ability to commercialize our drugs and generate product revenues.

In connection with our clinical trials, we face the risks that:

•	we or the FDA may suspend the trials;

•	we may discover that a product candidate may cause harmful side effects;

•	the results may not replicate the results of earlier, smaller trials;

•	the results may not be statistically significant;

•	patient recruitment may be slower than expected; and

•	patients may drop out of the trials.

To date, none of the events described in these risks has occurred. If any such events were to occur, they could materially harm our business, financial condition, operating results and/or cash flows.

We rely on independent clinical investigators to conduct our clinical trials, and the failure of any independent clinical investigators to perform adequately could delay our clinical trials.

We depend on independent clinical investigators to conduct our clinical trials under agreements with us. These investigators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, it will delay the approval of our FDA application and our introduction of new drugs. These investigators may also have relationships with other commercial entities, some of which may compete with us. If independent investigators assist our competitors at our expense, it could harm our competitive position.

We rely on two independent clinical investigators. We materially rely on Pharm-Olam, a contracted clinical research organization, as our independent clinical investigator. Pharm-Olam will be conducting our Phase II clinical trial for Syntropin™. In addition, we rely on Novum Pharmaceutical Research Services (“Novum”) only for Phase I clinical trials. Novum successfully completed a Phase I trial for Syntropin™, our human growth hormone drug candidate. If either of these companies were to experience business difficulties, our trials could be delayed. This would cause us material harm.

Also, late stage trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reason that may not be related to the pharmaceutical agent being tested but which can nevertheless adversely affect clinical trial results.

If we are unable to retain and recruit qualified scientists or if any of our key senior executives discontinue their employment with us, it will delay our development efforts.

We are highly dependent on the principal members of our management. Jack Jacobs, our Chief Scientific Officer, is the key member of our scientific staff. We do not have a written employment agreement with him. Our principal members of management are Daniel C. Montano, our President, Chief Executive Officer and Chairman of the Board of Directors, Mickael A. Flaa, our Chief Financial Officer, and John W. (Jack) Jacobs, Ph.D., our Chief Operating Officer and Chief Scientific Officer. We do not have any written employment agreements with them. The loss of any of these people could impede the achievement of our development objectives.

Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. To date, we have not had any material difficulties recruiting or retaining personnel.

In addition, we rely on a significant number of consultants to assist us in formulating our research and development strategy. All of our consultants are employed by employers other than us. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us. To date, our consultants and advisors have been available to us when needed.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We face manufacturing uncertainties and we may not be able to reach or maintain the ability to manufacture pharmaceuticals in sufficient quantities or establish or maintain adequate manufacturing facilities.

We currently operate a manufacturing plant that we believe has sufficient capacity to support the production of our protein drug candidates in quantities required for clinical trials. We believe we have the capability to scale up our manufacturing processes and manufacture sufficient quantities of certain of the product candidates that may be approved for sale. We will need to increase and expand our manufacturing facilities because we will not have the capacity to manufacture in sufficient quantities all of the products for which we are seeking approval for sale. We will be required to expend additional resources to expand our current facility, construct an additional facility or contract the production of protein drugs to third party manufacturers. There can be no assurance that we will have the resources to expand our existing or develop additional facilities, or contract with manufacturers to produce our products in commercial quantities, or that any contract with third party manufacturers will be on terms favorable to us. There can be no assurance that we will succeed in scaling up our manufacturing processes, or that we will meet or maintain federal or state regulatory compliance guidelines required of drug manufacturing facilities. Failure in either respect can lead to refusal by the FDA to approve marketing applications. Failure to maintain compliance may also be the basis for action by the FDA to withdraw approvals that have been granted and for other regulatory action.

Our current facility is used for three processes: research, development, and manufacturing. As we move through the various phases of FDA clinical trials, it will become necessary to manufacture proteins targeted for commercial consumption separate from the manufacture of proteins used for research and development. This will require us to expand our infrastructure to accommodate such requirements. In addition, we will need to hire additional clinical and scientific personnel to staff and operate additional facilities. We may also need to more aggressively explore contract manufacturing. Various federal, and in some cases state, authorities have stringent requirements that regulate manufacturing facilities. There can be no assurance that we will achieve or maintain federal or state regulatory requirements for our current or future manufacturing facilities. Moreover, laboratory facilities are very expensive to establish and maintain. Adequate facilities are in short supply and existing facilities often require extensive build-out to make them suitable for the particular manufacturer’s needs and product lines. Furthermore, we have no experience manufacturing in foreign countries and thus are unfamiliar with foreign regulatory requirements should we seek to manufacture abroad. We also do not have any experience manufacturing in full scale commercial operations.

Any delay in, or suspension of, our current or future manufacturing facilities will delay or prevent us from producing the protein products we seek to sell. With regard to our manufacturing capabilities, we face the risks that:

•	we may require additional funding to establish the necessary manufacturing and capabilities;

•	the cost of manufacturing facilities and of commercialization activities and arrangements may exceed our available resources;

•	it may be difficult for us to manufacture on a large scale;

•	the FDA or relevant state or local authorities may not approve or license our facilities;

•	third party manufacturers may impose additional requirements that may burden us or impact our manufacturing process; and

•	our manufacturing efforts may not replicate the results of earlier manufacturing runs.

If we are unable to manufacture or secure the manufacture of our protein drug candidates, we may not have a sufficient quantity of drugs to use in clinical trials or have any product to sell.

We have no marketing experience, sales force or distribution capabilities and, if our products are approved, we may not be able to commercialize them successfully.

Although we do not currently have any products which have been approved for commercial sale, our ability to produce revenues ultimately depends on our ability to sell our products if and when they are approved by the FDA. We currently have no experience in marketing or selling pharmaceutical products and we do not have a marketing and sales staff or distribution capabilities. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our product revenues will suffer.

Governmental and third-party payors may subject our products to sales and pharmaceutical pricing controls that could limit our product revenues and delay profitability.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may reduce our potential revenues. These payors’ efforts could decrease the price that we receive for any products we may develop and sell in the future. In addition, third-party insurance coverage may not be available to patients for any products we develop. If government and third-party payors do not provide adequate coverage and reimbursement levels for our products, or if price controls are enacted, our product revenues will suffer.

If physicians and patients do not accept our products, we may not recover our investment.

The commercial success of our products, if they are approved for marketing, will depend upon the medical community and patients accepting our products as being safe and effective. The market acceptance of our products could be affected by a number of factors, including:

•	the timing of receipt of marketing approvals;

•	the safety and efficacy of the products;

•	the emergence of equivalent or superior products; and

•	the cost-effectiveness of the products.

If the medical community and patients do not ultimately accept our products as being safe and effective, we may not recover our investment.

If we are unable to prevent third parties from using our intellectual property, our ability to compete in the market will be harmed.

We believe that the proprietary technology embodied in our product candidates and methods gives us a competitive advantage or at the very least, a pathway to the market place. Maintaining this competitive advantage is important to our future success. We rely on patent protection, as well as on a combination of copyright, trade secret and trademark laws, to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications may not issue as patents at all or in a form that will be advantageous to us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time consuming to litigate or otherwise dispose of and can divert management’s attention from carrying on with our core business.

Our product candidates could infringe on the intellectual property rights of others, which may lead to costly litigation, payment of substantial damages or royalties and/or our inability to use essential technologies.

The biopharmaceutical industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights. Whether a drug infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that our product candidates and methods infringe their patents. In addition, they may claim that their patents have priority over ours because their patents issued first. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which could later result in issued patents that our instruments or methods may infringe. There could also be existing patents that one or more of our instruments or methods may inadvertently be infringing of which we are unaware. As the number of competitors in the market grows, the possibility of a patent infringement claim against us increases.

Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate or otherwise dispose of and can divert management’s attention from carrying on with our core business. In addition, if we lose an intellectual property litigation matter, a court could require us to pay substantial damages and/or royalties and/or prohibit us from using essential technologies. Also, although we may seek to obtain a license under a third party’s intellectual property rights to bring an end to any claims or actions asserted or threatened against us, we may not be able to obtain a license on reasonable terms or at all.

If we fail to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology and pharmaceutical companies, is highly uncertain. One uncertainty is that the United States Patent and Trademark Office (“PTO”), or the courts, may deny or significantly narrow claims made under patents or patent applications. This is particularly true for patent applications or patents that concern biotechnology and pharmaceutical technologies, such as ours, since the PTO and the courts often consider these technologies to involve unpredictable sciences. Another uncertainty is that any patents that may be issued or licensed to us may not provide any competitive advantage to us and they may be successfully challenged, invalidated or circumvented in the future. In addition, our competitors, many of which have substantial resources and have made significant investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell our potential products either in the U.S. or in international markets.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

As noted in Item 1. Business, we compete with several pharmaceutical and biotechnology companies on similar type products for the medical indications we are attempting to treat. We also may face competition from companies that may develop or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions which may prevent or limit our product commercialization efforts.

Some of our competitors are established companies with greater financial and other resources than we have. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly than we do or developing products that are more effective than our product candidates. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

If product liability lawsuits are successfully brought against us, we may incur substantial damages and demand for the products may be reduced.

The testing and marketing of medical products is subject to an inherent risk of product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant media attention;

•	withdrawal of clinical trial volunteers;

•	costs of litigation; and

•	substantial monetary awards to plaintiffs.

We currently maintain product liability insurance with coverage of $2 million. This coverage may not be sufficient to protect us fully against product liability claims. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products.

Risks Related to Public Trading of Our Stock

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

There has been no public market for shares of our common stock. An active public trading market may not develop following effectiveness of this registration statement or, if developed, may not be sustained. The market prices for securities of biotechnology and pharmaceutical companies historically have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock following this public trading will be affected by a number of factors, including:

•	regulatory or payor reimbursement developments in the United States or other countries;

•	product liability claims or other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or comments by securities analysts;

•	developments in our industry;

•	the results of our clinical trials;

•	developments in patent or other proprietary rights;

•	general market conditions;

•	future sales of common stock by existing stockholders; and

•	public concern as to the safety of our drugs.

If any of the events described in these risks occur, they could cause our stock price to fall dramatically and may expose us to class action securities lawsuits which, even if unsuccessful, would be costly to defend and a distraction to management.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Certain of our officers, directors and principal stockholders (the “Control Group”) will together control approximately 75.96% of our outstanding common stock. These stockholders have signed an agreement to act together and will be able to control our management and affairs in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Anti-takeover provisions in Delaware law could discourage a takeover and may prevent or frustrate any attempt by stockholders to change the direction or our management.

We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These provisions of the Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our company and could delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction could cause the market price of our common stock to decline. Such provisions also make it difficult for stockholders to change the direction or management of the company.

In selling our convertible notes, we may have violated the registration requirements of the Securities Act of 1933 (“Securities Act”) which, if it occurred, would give noteholders a right to rescind their purchases.

Commencing in 2001 and ending in May 2005, we sold three series of convertible notes each bearing interest at a rate of 7%. The proceeds raised from the sale of all series of these notes have been used for operating costs and clinical trials. The notes were sold to investors who, with few exceptions, were not residents or citizens of the U.S. We made these sales in reliance on the fact that either the sales occurred outside the U.S. and were thus not subject to the jurisdiction of the Securities Act or were made to accredited investors pursuant to an exemption from registration provided by the Securities Act. Our counsel has advised us that the availability of those exemptions cannot be determined with legal certainty due to the fact that we did not comply with all of the provisions of exemption safe-harbors for such sales offered by rules promulgated under the Securities Act by the Securities and Exchange Commission. Thus, it is possible that the sale of some of the series of convertible notes may have violated the registration requirements of the Securities Act. As to most of those sales, a right of rescission may exist on which the statute of limitations has not run. For those noteholders that elect to convert to common stock, we may have a contingent liability arising from the original purchase of the convertible notes that such noteholders converted. Assuming all noteholders convert their notes to common stock, if these sales had to be rescinded, our total potential liability could be $16,974,020 plus interest. That liability would extend for up to three years after the date of the sale of the applicable convertible note that was converted to common stock. The notes are convertible at $1.00 per share, $4.00 per share or $0.05 per share, depending on the series. Accordingly, our common stock would likely have to trade below $4.00 per share for a period of time before any note holder had a significant economic reason to pursue any potential rescission rights.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 as well as new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our audit opinion could adversely affect our stock price.

Our auditors’ opinion on our consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 contained an explanatory paragraph that expresses doubt about our ability to continue as a going concern due to recurring negative cash flows from operations, significant debt and limited working capital. This opinion could negatively impact our ability to raise additional funding and could negatively impact the market price of our common stock once public trading commences.

OUR BUSINESS

Overview

Phage Biotechnology Corporation is a drug development and biopharmaceutical manufacturing company. We are headquartered at 7251 W. Lake Mead Blvd. Suite 300, Las Vegas, Nevada, 89128, telephone number 702-492-6694. We were incorporated in December 1998 as a Delaware Corporation. We have an established biopharmaceutical laboratory and manufacturing facility in Irvine, California, that produces clinical lots of our protein drug candidates. Our business is focused in the following areas:

•	Follow-on Protein Products—The initial focus of our efforts is to manufacture and sell recombinant protein pharmaceuticals whose patents have or will soon expire. A recombinant protein drug is a drug that is based on a naturally occurring human protein that can be produced in bacteria using “gene splicing” techniques which are scientifically referred to as recombinant DNA techniques.

•	Nasal Delivery System—Our second major focus is the development of a nasal delivery system for certain protein pharmaceuticals.

•	Pegylated Proteins—Our third major focus is the development of our longer acting, “pegylated” forms of existing protein drugs. Pegylation is the process by which a molecule of polyethylene glycol (PEG), a type of sugar, is attached to a protein molecule, making it larger and increasing its molecular weight. Larger protein molecules are retained in the body’s circulation for a longer period of time. Thus, pegylated compounds remain in the body longer and have a longer duration of activity.

•	Immunotherapy—Our fourth major focus is the development of single chain antibodies as new drug candidates to treat rheumatoid arthritis. Antibodies are proteins that attach to potentially harmful foreign objects that enter into the body, such as bacteria and viruses. Once the antibodies are attached to the foreign object, the antibody acts as a signal for the body to attack and neutralize the foreign invader. Single chain antibodies are a fragment of the antibody that contains the active binding part. This has a potential for drug development because it is the part of the antibody that attaches to the invading bacteria or viruses.

•	Contract Manufacturing—Finally, we currently provide technical development services and we manufacture clinical lots of the protein drug candidate, Cardio Vascu-Grow™, for CardioVascular BioTherapeutics, Inc. (“Cardio”), a related party.

We have advanced our human growth hormone product through the first phase of clinical trials and plan to initiate Phase II human studies in 2006. Depending on the success of our pending clinical trials, we will attempt to bring the drug candidates in our portfolio to market. We believe the market value of those products could be substantial.

We utilize a proprietary process to manufacture recombinant protein products. We believe this process gives us certain competitive advantages in manufacturing biological drugs over existing manufacturing processes. This proprietary process is protected by US patents and international applications filed with the World Intellectual Property Organization (“WIPO”) pursuant to the Patent Cooperation Treaty.

We believe our unique and proprietary protein manufacturing process provides us with a distinct competitive advantage that will allow us to offer these drugs at price discounts compared to the established branded protein drugs. We are also developing pegylated versions of these drugs that we anticipate may have a competitive advantage over drugs currently in the marketplace. Many protein drugs must be injected daily, and pegylated versions of these drugs can sometimes be injected once-a-week due to the fact that pegylated drugs are cleared out of the body more slowly.

Since our inception, we have generated significant losses. As of September 30, 2005 we had an accumulated deficit of $20,450,087. We expect to incur substantial and increasing losses for at least the next several years. We do not expect to generate significant revenue unless, and until, our drugs are approved by the U.S. FDA or Cardio’s drug candidates are approved. We expect to incur significant commercialization costs. We also plan to continue to invest in research and development for additional drug candidates. Accordingly, we will need to generate significant revenues to achieve and then maintain profitability.

Our Proprietary Manufacturing Process

We have developed a proprietary manufacturing process, the “Phage Method,” to produce protein pharmaceutical products. The Phage Method involves the synthesis, at high levels, of recombinant proteins in the bacterium, E. coli. Unlike other existing technologies, where generally most of the protein product is in an insoluble form that lacks the necessary structure for bioactivity, our process produces recombinant protein products in a soluble form that is in a biologically active state. The Phage Method involves the cloning of a human gene sequence in bacteria. We start with a ring of DNA that contains a proprietary promoter (or switch). We have a research license for this switch and are procuring the necessary licensing to use this switch commercially. On this switch we link a gene that contains the genetic coding information to make a specific human protein. This combination of the ring of DNA, the switch and the gene sequence for the human protein is called a recombinant plasmid. The plasmid is then inserted into the bacteria cells. The switch triggers the high level production of the human protein inside the bacteria. The bacteria are then exposed to bacteriophage (a virus that infects bacteria) that multiply inside the bacteria and burst the bacteria open (hence our name “Phage”) releasing the human protein in a soluble, completely active form. The desired protein product is then purified using conventional protein purification techniques.

We have utilized this process for more than seven years to manufacture numerous proteins of human, animal and viral origin. We have manufactured three drug candidates for clinical trials in our manufacturing facility and five additional drug candidates for pre-clinical studies. We are currently working through the regulatory process for state licensing of our manufacturing facility. It should also be noted that the raw materials utilized in the Phage Method are widely available from multiple sources, and thus, interruptions in the manufacturing activities due to lack of certain raw materials are not anticipated.

As mentioned, one component of the Phage Method utilizes a proprietary promoter (or switch) to trigger high level production of human protein. We have a research license with Brookhaven Science Associates, LLC, which operates the Brookhaven National Laboratory in Upton, New York to use this switch for research purposes. The agreement provides for a non-exclusive license to use two U.S. patents, No. 4,952,496 and No. 5,693,489, pertaining to the cloning and expression of the gene for bacteriophage T7 RNA Polymerase. This T7 technology is the switch that triggers the protein production. We paid an initial license fee of $2,000 and we pay an annual maintenance fee of $2,000. The agreement is on-going and either party may terminate it with a 30-day written notice. Royalty provisions will be included in the commercial license we are currently negotiating with Brookhaven and there will be additional license and annual fees.

We endeavor to achieve the manufacturing standards that regulatory agencies require of pharmaceutical manufacturers. To that end, we engage in a continuous improvement process. We have enlisted the aid of various consultants with expertise in drug manufacturing to guide us in our efforts to improve our manufacturing processes and bring protein products to market.

We believe the Phage Method gives us a competitive advantage over other methods of manufacturing recombinant protein drugs inside bacterial cells. In the other manufacturing methods, the recombinant human protein is often produced inside the bacteria as an inactive, aggregated product referred to as an “inclusion body.” These inclusion bodies must first be disrupted with harsh chemicals to make the recombinant protein soluble, a step that is avoided in the Phage Method. Because the Phage Method does not need this disrupting chemical step, it enjoys a much higher final yield of purified product.

Based on tests we have conducted, we believe that, per gram of recombinant protein manufactured, our process has a shorter run time for each production cycle than competing manufacturing processes. We believe that our more efficient process will allow us to price our drugs competitively when compared to our competitors.

We are targeting the drug products where we believe we can have the most penetration into the existing market. In planning our future, we have targeted major drugs that are without patent protection, or where patent protection is expiring within the time frame it would take us to obtain regulatory approval for the sale of the drug in the U.S.

In addition, we are actively developing longer acting versions of certain of these protein drugs. Most protein drugs must be injected on a daily basis to achieve effectiveness. Longer acting versions of these drugs can be achieved through the pegylation process. This can, potentially, allow a once-weekly dosing regimen instead of a daily dosing regimen. For example, when a pegylated form of interferon, a drug used to treat hepatitis C, was introduced into the marketplace, it rapidly took over the market from its unpegylated version.

As set out in the table below, we are working on first generation pegylated products under an existing agreement with a Korean company, BiopolyMed, Inc. (“BiopolyMed”), which has a proprietary method to pegylate biopharmaceuticals. We are currently negotiating with BiopolyMed a list of ten additional biopharmaceuticals that will be pegylated. They are listed as “second generation” products in the table below.

We are actively working on non-injectable delivery of our protein drug candidates. In collaboration with Aegis Corp., a San Diego, California biotechnology company, we are testing nasal delivery formulations of our products, beginning with human growth hormone.

Our Portfolio

The following table lists the drug candidates currently in our portfolio and where in the research and development process each product currently stands as of this filing date. “Follow-on” products refer to those protein drugs already on the market but whose patent protection has expired or will expire in the near future.

Product Pipeline	Research	Development
		Pre-Clinical			Clinical
		Manufacturing studies	Animal Efficacy	Animal Toxicity	Phase I	Phase II	Phase III
I. Follow-On Protein Products
1. Human Growth Hormone
2. Beta Interferon
3. G-CSF
4. Parathyroid Hormone (PTH)
II. Nasal Delivery of Protein Products
5. Nasal Growth Hormone
6. Nasal beta Interferon
7. Nasal G-CSF
8. Nasal PTH
III. 1st Generation Pegylated Proteins
9. Peg-Interferon Alpha
10. Peg-hGH
11. Peg-G-CSF
12. Peg Beta-interferon
IV. Immunotherapy
13. Single Chain Antibodies
V. 2nd Generation Pegylated Proteins
14. Peg-EPO
15. Peg-Coagulation Factor VIII
16. Peg-Coagulation Factor IX
17. Peg-Fibroblast Growth Factor I
18. Peg-PTH
19. Peg-Interferon Gamma
20. Peg-Interleukin-12
21. Peg-Insulin-Like Growth Factor-1
22. Peg-Single Chain Antibody (TNF)
23. Peg-Soluble Receptor
VI. Contract Manufacturing
24. Cardio Vascu-Grow™

Once our products are ready for marketing, although there can be no assurances, we believe that our proprietary, lower cost manufacturing process will allow us to gain a share of each of these markets.

Some of our competitors are established companies with greater financial and other resources than we have. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly than we do or developing products that are more effective than our product candidates. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

Each of these products follows a similar development pathway with the first step being the optimization of the production yield of the recombinant protein using our proprietary manufacturing process. When indicated, this is followed by pegylation of the recombinant protein. This is followed by animal studies where we will look for the correct biological response of our proteins in animal efficacy models, as well as toxicity studies where we will look for any unexpected side effects of our products compared to similar products on the market. For our nasal delivery products, we will also ascertain the degree to which the protein product is absorbed into the blood circulation after it is administered into the nasal passage.

We will then initiate our clinical development program which will commence with the submission of an Investigational New Drug application (“IND”) to the U.S. Food and Drug Administration (“FDA”) which, when approved, will allow us to begin our human studies. With each protein product in development, we will negotiate with the FDA on a case-by-case basis the extent of clinical testing we must perform for each product. Although we cannot predict in advance what the FDA will require for each product in terms of clinical testing, we believe, but cannot be certain, that we will be required to do less clinical testing of products which have already been proved to be safe and efficacious in the marketplace. See “Government Regulation” for a more detailed discussion of the FDA drug approval process.

Product Research and Development Activities

For each of the products listed in the table above, we provide below a brief description of the product, the current development status of this product, and any competition from other companies we may face with the development of this product.

I. Follow-On Protein Products

1. Human Growth Hormone (Syntropin™)

Description of Product

Human growth hormone (hGH), which is medically termed somatropin, is a protein hormone that is synthesized and secreted by cells called somatrophs in the anterior pituitary gland. hGH is responsible for stimulating normal skeletal, connective tissue, muscle, and organ growth in children and adolescents. It also plays an important role in adult metabolism. Genentech, Inc.’s (“Genentech”) Protropin® was originally approved by the FDA in the mid 1980’s for treating growth failure due to growth hormone deficiency. Since then, other indications for the use of hGH have been approved including growth deficiency seen in children with chronic renal disease, or Turner’s syndrome; treatment of AIDS-wasting, where a continued drastic weight loss leads to an early death; and most recently, the treatment of Idiopathic Short Stature, a medical condition where children have normal levels of growth hormone but for unknown reasons have a projected adult height far below the average height range for age and sex. Human growth hormone treatment increases the height of children who are growth hormone deficient, suffer from Turner’s syndrome, or have Idiopathic Short Stature. Human growth hormone increases the weight of those suffering from AIDS-wasting. Somatropin, which is the protein ingredient in all marketed brands of human growth hormone, came off patent in 2003.

Syntropin™ is our human growth hormone drug candidate that we manufacture in our Irvine, California, manufacturing facility. It is delivered via subcutaneous injection. With our cost-efficient method to manufacture Syntropin™, we believe that we will be able to lower the cost of growth hormone therapy from current list prices for approved indications. Our current clinical trial with Syntropin™ is targeting the specific indication of

Idiopathic Short Stature. According to statistics from B.S. Finkelstein et. al. published in the Journal of the American Medical Association, volume 279, pages 663-668, March 4, 1998, 1.06 million children in the U.S. have Idiopathic Short Stature, which is an approved medical indication by the FDA for growth hormone therapy. At the American Academy of Pediatrics 2004 National Conference and Exhibition it was reported that the approximate cost per year per child for children with this disorder is $20,000.

Current Development Status of Product

We submitted an IND to the FDA on August 11, 2004, that was allowed on September 12, 2004. A Phase I clinical study was completed in the first quarter of 2005 in which the safety and relative amount of Syntropin™ in the blood circulation was studied in healthy volunteers given a single injection of the drug. This study was performed on our behalf by Novum Pharmaceutical Research Services (“Novum”) in their Phase I clinical site in Houston, Texas at a cost of approximately $225,000. Syntropin™ was determined to be safe and well-tolerated with no significant adverse events recorded in this clinical trial. Finally, this Phase I trial also measured a biological effect of human growth hormone, namely the induction of insulin-like growth factor (IGF-1) in the circulation. IGF-1 is the principal mediator of the biological activities of human growth hormone. Syntropin™ stimulated IGF-1 levels in the patients in a manner consistent with other marketed growth hormone products in earlier clinical studies.

We have compared Syntropin™ in pre-clinical studies with Eli Lilly and Company’s (“Lilly”) Humatrope®, a marketed E. coli-derived hGH. Humatrope® has, with a minor and insignificant exception, the identical amino acid sequence to Syntropin™. We have observed no significant differences between Syntropin™ and Humatrope® in a number of biological assays. Using a small commercial sample of Nutropin®, we also have shown bioequivalence between Nutropin® (Genentech), Humatrope®, and Syntropin™ in side-by-side bioassays. We have planned our clinical development of Syntropin™ using Humatrope® as the comparator hGH product.

Though the FDA has an abbreviated new drug application process for human growth hormone, the FDA has deferred approval of the abbreviated application for Omnitrope®, the human growth hormone candidate of Sandoz, a subsidiary of Novartis AG. Sandoz filed a lawsuit seeking a decision from the FDA on its abbreviated new drug application. In addition, Pfizer has sued the FDA for allowing Sandoz to utilize Pfizer’s clinical data in Sandoz’s abbreviated new drug application.

Because of the uncertainty of the outcome of the litigation, we decided not to use the abbreviated new drug application process. We have chosen to do our own clinical testing of Syntropin™ and progress our drug candidate through Phase II and III and, it is hoped, achieve FDA approval to commercialize Syntropin™. If the litigation mentioned above is settled in favor of Sandoz, we will decide whether to avail ourselves of the abbreviated application process and, if so, we will use our own existing data to support bio-equivalence.

We deemed the Phase I clinical trial successful and a study report detailing the results of this clinical trial was prepared and submitted to the FDA in the second quarter of 2005. There were no negative comments from the FDA on the submitted final study report. A Phase II clinical trial is now being planned in which Syntropin™ will be studied in a patient population. Because of the scarcity of patients who would be willing to participate in a U.S. efficacy trial with Syntropin™ (due to the fact that in the U.S. a number of growth hormone products are already marketed and routinely reimbursed by insurance carriers), we are planning an FDA Phase II clinical trial outside the U.S. The international clinical contract research organization, Pharm-Olam, has executed a confidentiality agreement with us and we are currently negotiating the terms and costs of performing a Phase II trial outside of the U.S.

Status of Competition

We are aware of several “follow-on” human growth hormone products that could compete with our Syntropin™. These include Sandoz/Novartis’ Omnitrope® on which the FDA has deferred approval pending a lawsuit filed by Pfizer, Savient/Teva’s Tev-Tropin® launched in the U.S. in February 2005, Cangene’s hGH candidate, still in clinical development, and BioPartners, GmbH’s hGH product, still under clinical development.

Brands of somatropin include: Nutropin® (Genentech), Genotropin® (Pfizer, Inc. “Pfizer”), Humatrope® (Lilly), and Norditropin® (Novo/Nordisk). Serostim® (Serono S.A.) is a highly purified, mammalian-cell derived somatropin. Somatropin came off patent in 2003.

2. Beta-Interferon

Summary

We are currently developing beta-interferon. It is used as a treatment for Multiple Sclerosis (“MS”). MS is a disease that affects the brain and spinal cord resulting in loss of muscle control, vision, balance, sensation (such as numbness) and/or thinking ability. With MS, the nerves of the brain and spinal cord are damaged by one’s own immune system. Thus, the condition is called an autoimmune disease.

There is no cure for MS, but there are drugs that may slow down the progression of the disease. The FDA has approved the use of beta-interferon for the treatment of MS. There are three forms of beta-interferon drugs on the market in the U.S. The average annual wholesale cost of the available drugs is between $19,000 and $23,000 per patient per year. The beta-interferon that we are developing is the same beta-interferon in an existing product, whose patent will expire by the end of 2005.

Current Status

Our development of a beta-interferon drug is currently in the research and development stage with Phage Biotech, LLC, a Ukraine entity and related party. Beta-interferon has been produced in E. coli and current efforts are focused on obtaining higher yields of soluble beta-interferon with our manufacturing process. When this process has been completed, the project will transfer to our California manufacturing facility.

Status of Competition

We are not aware of any “follow-on” beta-interferon products in development. Nastech Pharmaceutical Co. (“Nastech”) is reported to be in early stage clinical development of a nasal delivery form of beta-interferon, and Serono S.A. (“Serono”) in collaboration with Nastech, is reported to be developing an inhaled form of beta-interferon.

3. G-CSF

Summary

Granulocyte colony stimulating factor (“G-CSF”), which we are currently developing, is a treatment for neutropenia. Neutropenia refers to an abnormally low number of neutrophils, a type of white blood cell, in the blood. Neutrophils help fight bacterial infections. Severe neutropenia is a common side affect of aggressive chemotherapy and, as a result, a cancer patient is at increased risk of infection of the lungs, kidneys, blood and skin. Currently, over 200,000 people per year in the U.S. undergo treatment with products manufactured by Amgen, Inc. (“Amgen”). Amgen has indicated that some 400,000 additional patients of the 1.0-1.4 million undergoing such chemotherapy could be eligible for G-CSF treatment, but are not receiving it. The cost of Amgen’s products is about $250 per day for as many as 14 days following each cycle of chemotherapy.

Current Status

The Phage Method has successfully produced G-CSF and it has been purified to a level approaching 95% purity. This protein is also covered by our pegylation agreement with BiopolyMed. Although the pegylated version of G-CSF may be a more attractive drug candidate for us to pursue (discussed below), we will continue to manufacture the unpegylated form of G-CSF for testing in nasal delivery models as well as for possible use in patients who cannot tolerate pegylated G-CSF.

Status of Competition

Amgen is the largest player in this market. We are not aware of any “follow-on” G-CSF products in development. RxKinetix, Inc. is developing a new method to deliver G-CSF directly into the bone-marrow, and ActivX Biosciences, Inc. is developing an oral dosing formulation for G-CSF.

4. Parathyroid Hormone

Summary

The recombinant DNA form of parathyroid hormone (“PTH”) is within a new class of drugs called bone-formation agents. Bone-formation agents not only reduce bone loss, but stimulate new bone formation. Current therapies for osteoporosis (a disease in which bones become fragile and more likely to break) include a balanced diet rich in calcium and vitamin D, which may help to slow the rate of bone loss. Other therapies include bisphosphonates, calcitonin, estrogen or hormone therapy and raloxifene, an estrogen compound. According to the National Osteoporosis Foundation (“NOF”), all of these therapies have been shown to reduce the incidence of fracture, but they have only a limited positive effect on bone mineral density.

In the U.S., the NOF estimates that 10 million individuals have osteoporosis and almost 34 million more are estimated to have low bone mass placing them at increased risk for osteoporosis. NOF also reports one in two women and one in four men over age 50 will have an osteoporosis-related fracture in her/his remaining lifetime. They also estimate that the estimated national direct expenditure (hospitals and nursing homes) for osteoporotic and associated fractures was $18 billion in 2002 and the cost is rising.

There are two major formulations of PTH on the market. Both are similar types of drugs. Both are bioengineered versions of human parathyroid hormone to keep a constant level of calcium in body tissues. One is a parathyroid hormone fragment while the other is the full-length parathyroid hormone. The latter is the product that we are developing.

The Journal of Clinical Endocrinology and Metabolism (2003), pages 5212-5220, reports that clinical trials have shown PTH to be the most effective in treating severe osteoporosis. According to the British Medical Journal of February 2002, daily injections result in a 66-90% decrease in vertebral fractures and about a 50% drop in non-vertebral fractures. At the moment PTH is only available as an injectable and is relatively expensive; Drugstore.com currently lists a 28-day supply of PTH at approximately $590.

Current Status

The Phage Biotech manufacturing group has acquired the human PTH gene that MWG Biotech, Inc. produced synthetically for us, and has begun manufacturing it using the Phage Method. Initial experiments indicate modest yields of the PTH protein are obtained. Current efforts are aimed at increasing the yield of the PTH protein.

Status of Competition

NPS Pharmaceuticals Inc. (“NPS Pharmaceuticals”) is scheduled to bring to market a recombinant full-length parathyroid hormone this year. As this is an innovator product (first to market), it can not be considered a “follow-on” biological product, and pricing of this new therapeutic will most likely reflect the innovator status of this drug. Lilly and GlaxoSmithKline are reported in early clinical studies with an oral dosing form of the fragment of PTH (PTH 1-34) and Nastech currently in a Phase I trial with a nasal dosage form of PTH 1-34 (PTH Fragment).

II. Nasal Delivery of Protein Products

Protein therapeutics are unstable in the stomach, therefore they must be injected into patients to be effective. New technologies exist to introduce protein products that are administered into the nose. We have initiated a collaboration with Aegis Therapeutics, Inc. (“Aegis”), a San Diego company, which has developed a proprietary method to administer drugs nasally (U.S. Patent No. 5,661,130, “Absorption Enhancers for Drug Administration”). As detailed in their patent and also in a published paper by John J. Arnold, et. al. in the Journal of Pharmaceutical Sciences (2004), volume 93, pages 2205-2213, Aegis has a proprietary compound with the trade name of Intravail™. This compound, when formulated with protein products, allows the proteins to be very efficiently absorbed nasally. In the publication cited above, it was reported that blood levels of human growth hormone, when administered nasally with Intravail™, reached levels approaching 80% of those levels obtained by the standard subcutaneous injection.

We have received Intravail™ from Aegis, under a collaborative research agreement. Under our collaborative research agreement, Aegis provides us the Intravail™ delivery enhancement agents under US Patent No. 5,661,130 to be used solely to conduct noncommercial research. There is no license fee for this agreement. Depending on the results of our feasibility studies, we may negotiate further licensing on a product by product basis. This agreement will terminate upon our completion of research using Intravail™ or on a thirty-day written notice from either party.

We have conducted studies with Syntropin™, our growth hormone product, to confirm absorption in the mucous membrances of the nose. The studies were conducted at MPI Research at a cost of $17,000. Once the efficacy of Intravail™ is confirmed with Syntropin™, we will negotiate a license agreement with Aegis to cover the use of Intravail™ for the nasal delivery of the following four products:

5.	Nasal Human Growth Hormone
6.	Nasal Beta-interferon
7.	Nasal G-CSF (Neupogen)
8.	Nasal Parathyroid Hormone

If we are able to get a nasal delivery system approved for these drugs coming off patent, we believe we can gain a profitable share of these markets because patients may prefer to inhale the drug through the nose rather than receive an injection.

Status of Competition

The primary competition in this area is from Nastech, which is developing nasal dosage forms of beta-interferon and parathyroid hormone.

III. 1st Generation Pegylated Products

Pegylation is the process by which a molecule of polyethylene glycol (PEG), a type of sugar, is attached to therapeutic proteins to increase the size, or molecular weight, of the protein product. As most proteins are removed from the body by filtration through the kidney, larger proteins are filtered less efficiently, and hence, are retained in the body’s circulation for a longer period of time. Thus pegylated compounds remain in the body longer and have a longer duration of activity. As indicated below for the use of Peg-interferon in treating hepatitis C, this new medicine is only injected once-a-week rather than three times a week that was necessary for the unpegylated interferon.

We have an agreement with BiopolyMed to pegylate the four products listed below.

9.	Peg-Inteferon Alfa-2b
10.	Peg-Human Growth Hormone
11.	Peg-G-CSF
12.	Peg-Beta-Interferon

Under our development agreement with BiopolyMed, we have exclusive worldwide license to make, have made, use, market, import, have imported, offer to sell, and sell all the pegylated products that BiopolyMed develops for us, including pegylated Interferon 2b, pegylated G-CSF, pegylated Human Growth Hormone, pegylated beta Inteferon and pegylated single-chain antibodies. The rights and obligations of the agreement are not assignable without prior written consent however we may execute a transfer to another entity controlled by us. This agreement establishes an intended long-term relationship between us and BiopolyMed.

BiopolyMed has patent applications pending on its proprietary pegylation technology in the U.S. As part of the agreement, the intellectual property rights and rights to patent applications are transferred to Phage for the pegylated products, while BiopolyMed retains the patent rights to the pegylation process. Each pegylated product has three milestone phases with various scheduled payments for phases I, II and III for each product of $100,000, $350,000, and $2,000,000 respectively. Upon successful completion of all milestones and commencement of commercial sales BiopolyMed is to receive a royalty of 1% of the Company’s net sales per pegylated product up to a maximum of $10,000,000 for each product.

These four new products then would be considered new drug entries which would have to undergo complete clinical testing, including Phase I, II and III FDA clinical testing before entering the marketplace. We are also currently negotiating a second agreement with BiopolyMed to cover an additional 10 protein products that will be pegylated using the same proprietary pegylation process and these proteins are discussed under “2nd Generation Pegylated Products” below.

9. Peg-Interferon Alfa-2b

Summary

Interferons are potent anti-viral products that are currently used in the treatment of hepatitis C. Pegylated forms of a specific interferon, termed Peg-interferon alpha 2b, are FDA-approved products for the treatment of hepatitis C. We are developing a pegylated form of interferon alpha 2b which we have named Peg-Gentron A. Hepatitis C infection is an inflammation of the liver caused by the hepatitis C virus. According to the Centers for Disease Control and Prevention (“CDC”), Hepatitis C infection is currently the most common blood-borne infection in the U.S. When detectable levels of hepatitis C virus in the blood persist for at least six months, a person is diagnosed with chronic hepatitis C.

The CDC also reports that approximately four million people in the United States are infected with the hepatitis C virus, and between 55% and 85% of hepatitis C-infected people develop chronic hepatitis C.

One of the most important advances in the treatment of hepatitis C has been the development of pegylated interferons. A pegylated interferon preparation has to be injected only once a week, versus three times each week for an unpegylated interferon product, and since it provides continued therapeutic levels of interferon in the blood, it has a more potent antiviral action.

Current pegylated interferon alpha-2a drugs in the market, are priced at $30,000 to $40,000 a year for the average patient. A pegylated form of interferon alfa-2b, which came off patent in 2002, is the product presently being advanced by us and is referred to as Peg-Gentron A. With our cost-efficient method to manufacture Peg-Gentron A™, we estimate that we will be able to lower the cost of hepatitis C therapy by 30-50%.

Current Status

We have negotiated an agreement with BiopolyMed, to pegylate selected products. As part of that agreement, pilot studies were performed to pegylate an Interferon Alfa-2b product. Our pegylated interferon compared well with reports on marketed peg-interferons, including Peg-Intron® (Schering-Plough Corporation, “Schering”) and Pegasys® (Roche) in terms of its biological activity and the length of time it stays in the circulation.

As part of our agreement with BiopolyMed, a one gram batch of Peg-Gentron A™ was manufactured and a transfer of the pegylation technology from Korea to our Irvine lab was accomplished. We paid BiopolyMed $250,000 as a milestone payment for these activities. The first batch of Peg-Gentron A™ made at our Irvine facility was used to perform a formal 28-day toxicity study in monkeys. This study was performed by MPI Research, Inc. at a cost of approximately $412,000. The results from the toxicity study indicated that there were no unusual or unexpected toxicities from Peg-Gentron A™ compared to other marketed pegylated interferons.

Patent Status

Pursuant to our contract, BiopolyMed has made its technology available to us covering the pegylation of interferon. A patent application has been filed with the U.S. Patent Office for a U.S. patent covering the pegylation method BiopolyMed developed. The cost of preparing and filing this patent application, which discloses the proprietary technology was approximately $22,000.

Status of Competition

The innovator products in this area include Schering-Plough Corporation’s (“Schering”) Peg-Intron A® and Roche’s Pegasys®. Other longer-acting alpha interferons that are in clinical development include Human Genome Sciences’ Albuferon-alpha, Bolder Biotechnology’s Peg-interferon, and Nautilus Biotech/ Angel Biotechnology’s Beleferon™. We believe our proprietary lower cost manufacturing process combined with this pegylation process will allow us to gain a share of this market.

10. Peg-Human Growth Hormone

Summary

An important advance in growth hormone therapy would be the availability of a long-acting hGH product. Currently hGH must be injected six times a week in children. As pegylated interferon demonstrated, once-a-week injection would likely increase compliance and be more convenient for patients. Genentech has marketed a long-acting formulation for hGH but withdrew it from the market due to poor sales. This was due to a widespread belief among pediatric endocrinologists that Genentech’s form of hGH was not as effective in accelerating growth rate in children. We believe that a more attractive approach for a long-acting growth hormone would be to pegylate the protein.

We have collaborated with BiopolyMed to create peg-hGH proteins that retain up to 20% of the activity of native hGH stays in the blood circulation of animals ten times longer than unpegylated growth hormone. We believe that our peg-hGH, referred to as Peg-Syntropin™, will show clinical utility and, when combined with a much easier form of administration, will be more attractive to the market than native growth hormone.

Peg-Syntropin™ is the drug candidate presently being advanced by us, where a proprietary pegylation technology developed by BiopolyMed is being applied to our hGH. With our cost-efficient method to manufacture Syntropin™, we believe we may be able to lower the costs of growth hormone therapy for use in short stature children. A potential advantage of our method of producing pegylated hGH is that only a weekly injection of Peg-Syntropin™ is required, instead of the daily injections necessary for most brands of unpegylated growth hormone currently in the marketplace. According to statistics from B.S. Finkelstein et. al. published in the Journal of the American Medical Association, volume 279, pages 663-668, March 4, 1998, 1.06 million children in the United States have stature short enough to be eligible for growth hormone therapy. These children have a medical condition referred to as Idiopathic Short Stature, which is an approved medical indication by the FDA for growth hormone therapy. At the American Academy of Pediatrics 2004 National Conference and Exhibition it was reported that the approximate cost per year for children with this disorder is $20,000.

Current Status

As part of the agreement with BiopolyMed that covered our collaborative studies with Peg-interferon, we have also performed studies on pegylated Syntropin™. Our pegylated human growth hormone drug candidate shows good activity in promoting growth in animal studies, and has an enhanced retention time in blood circulation of these animals. It was demonstrated in our studies that Peg-Syntropin™ injected once-a-week had the same activity as unpegylated Syntropin™ injected daily. This animal study was performed by BiopolyMed at a cost to us of $25,000. This is a highly encouraging result as all growth hormones currently on the market can not be administered weekly, with most requiring daily injections.

As there are no currently marketed peg-hGH products, we will pursue a more traditional drug development program with Peg-Syntropin™, including animal toxicity studies and Phase I, II and III clinical trials. In the fourth quarter of 2005 it is planned for BiopolyMed scientists to produce a one gram batch of Peg-Syntropin™ in our Irvine, CA facility and also to transfer technology on pegylating Syntropin™ at that time. The cost to us will be $350,000. This material will support animal toxicity studies necessary before we file an IND application to the U.S. FDA to test Peg-Syntropin™ in humans.

Status of Competition

Bolder BioTechnology Corporation has a pegylated hGH product in pre-clinical development, Human Genome Sciences, Inc. has a long acting hGH product, Albutropin™ in clinical development, and both Genentech Inc. and BioPartners GmbH developing new formulations for hGH that are sustained release formulations. We believe our proprietary lower cost manufacturing process combined with the pegylation process will allow us to gain a share of this market.

11. Peg-G-CSF

Summary

We are currently developing a granulocyte colony stimulating factor (G-CSF) as a treatment for neutropenia. Severe neutropenia is a common side affect of aggressive chemotherapy and, as a result, a cancer patient is at increased risk of infection of the lungs, kidneys, blood and skin. The pegylated formulation of G-CSF, currently marketed by Amgen as Neulasta®, is administered once after each chemotherapy cycle as opposed to being injected daily during the chemotherapy and costs about $3,500 per treatment. According to Amgen, in 2004, the combined sales of its G-CSF products was over $2.9 billion, with an annualized growth rate of 16%. G-CSF is not protected in Latin American and Asian markets and will come off patent in 2006 in the U.S. and 2010 in Europe.

Current Status

We have successfully produced G-CSF using the Phage Method and it was purified to a level approaching 95% purity. This protein is also covered by our pegylation agreement with BiopolyMed. Twenty-five milligrams of highly purified G-CSF were submitted to BiopolyMed for pegylation studies. The results of the first pegylation studies displayed a potency and half-life in circulation very similar to Amgen’s peg-G-CSF product, Neulasta®.

The cost of these first studies was $50,000. The next step in this project will be the production of a one gram batch of Peg-G-CSF in our Irvine facility along with the associated technology transfer from BiopolyMed. The cost of this next activity is $350,000. This material will support animal toxicity studies necessary before we file an IND application to the U.S. FDA to test Peg-G-CSF in humans.

Status of Competition

Amgen has the branded innovator product, Neulasta®, on the market. Two companies have reported pre-clinical development of pegylated forms of G-CSF including BioGeneriX/Neose and Bolder BioTechnology. We believe our proprietary lower cost manufacturing process combined with the pegylation process will allow us to gain a share of this market.

12. Peg-Beta-Interferon

The pegylation of beta-interferon is one of the four proteins that is included in our collaboration agreement with BiopolyMed, covering our first generation of pegylated proteins. The non-pegylated form of beta-interferon, as discussed in the Follow-On Protein Products above, is a larger market for the treatment of MS. We are currently producing beta-interferon with the Phage Method. This one protein, in particular, has at present proven difficult to produce at high enough levels by the Phage Method to be commercially viable. Efforts continue to improve the production of beta-interferon. If this is achieved, pilot pegylation studies on this therapeutic protein can commence.

We are not aware of any development activities ongoing by other companies to test a pegylated form of beta-interferon.

IV. Immunotherapy

13. Single Chain Antibody to Tumor Necrosis Factor (TNF)

Summary

Rheumatoid arthritis (“RA”) is a systemic disease that affects the entire body and is one of the most common forms of arthritis. It is characterized by the inflammation of the membrane lining of joints and can invade and damage bone and cartilage. An involved joint can lose its shape and alignment, resulting in pain and loss of movement. In 2005, the American Arthritis Foundation reported that 2.1 million Americans suffer from rheumatoid arthritis, and it is three times more common in women than men. It usually occurs in people 20 to 50 years old, however, young children and the elderly can also develop RA.

Tumor necrosis factor (“TNF”) is a chemical messenger that plays an essential role in the inflammation process that causes rheumatoid arthritis. All humans need some TNF for immune systems to function properly. According to the National Psoriasis Foundation (“NPF”), people with RA have increased levels of TNF in their joints and that these elevated TNF levels may increase the inflammation that leads to RA pain, swelling, stiffness and other symptoms. We are currently developing an anti-TNF treatment utilizing a single chain antibody approach. The therapeutic goal would be to decrease TNF levels, and hence inflammation, in the joints of RA patients.

Although there is no cure for RA, early and aggressive treatment has been shown to help prevent disability. Autoimmune diseases have been targeted by the pharmaceutical industry. New drugs such as Enbrel® (Amgen) target individual immune-related proteins, rather than attack the entire immune system. Enbrel® costs more than $12,000 a year for an RA patient and had sales of $1.3 billion in 2004. Johnson & Johnson has an anti-TNF product on the market, Remicade® and Abbott has introduced a third anti-TNF product into the RA marketplace with Humira®, which patients can inject themselves once every two weeks instead of receiving it intravenously at a doctor’s office, as Remicade requires. Amgen’s Enbrel® is almost as convenient as Humira®, since it is also self-injected for weekly dosing.

Current Status

Our single chain antibody to TNF program is currently being carried out. To date, we have made progress in creating single chain antibodies that recognize, contain and bind to tumor necrosis factor. Additional screening is underway to obtain antibodies that bind stronger to TNF.

Once a single chain antibody that binds strongly to TNF is identified, it can be tested in animal models of rheumatoid arthritis. One drawback of the smaller single chain antibodies versus the large therapeutic monoclonal antibodies is the relatively rapid clearance from the bloodstream of the unpegylated forms of the single chain antibodies which can limit their therapeutic benefit. Thus, we plan to prepare pegylated forms of the single chain antibody to TNF to increase the half-life of this molecule in circulation.

Status of Competition

Currently marketed monoclonal antibodies for use in treating RA are listed below. These antibodies must be produced in animal cells, which is a more expensive manufacturing process than manufacturing our single chain antibodies, which are produced in bacteria.

Company	Product
Amgen	Enbrel® (etanercept)
Centocor/Johnson & Johnson	Remicade® (infliximab)
Abbott Laboratories	Humira® (adalimumab)
Genentech	Rituxan® (rituximab)

We are not aware of any development activities specifically targeting a single chain antibody product for this RA indication.

V. 2nd Generation Pegylated Proteins

Given the current promise of our first generation of pegylated products in our collaborative agreement with BiopolyMed, we have reached an agreement in principle with BiopolyMed to work on ten additional proteins listed below. We are currently negotiating the terms and conditions of that additional agreement. It should be noted that not all of these proteins can be manufactured in bacteria using the Phage Method, and select proteins will have to be manufactured in mammalian cells prior to being subjected to the pegylation procedure. We will identify a suitable contract manufacturer that can provide us with the necessary quantities of these proteins that are required to be produced in mammalian cells.

The ten additional proteins that, given available funding, we will work with BiopolyMed to pegylate are listed below. All are pegylated versions of existing protein drugs that are administered by injection.

14.	Peg-Erythropoietin (stimulates the production of red blood cells)

15.	Peg-Coagulation Factor VIII (protects against bleeding of hemophiliacs)

16.	Peg-Coagulation Factor IX (protects against bleeding of hemophiliacs)

17.	Peg-Fibroblast Growth Factor 1 (wound healing) (will be developed in conjunction with CardioVascular Biotherapeutics, Inc. a related party pursuant to our joint patent and technical development agreement)

18.	Peg-Parathyroid Hormone (osteoporosis)

19.	Peg-Interferon Gamma (hepatitis C)

20.	Peg-Interleukin 12 (enhancing immune response)

21.	Peg-Insulin-Like Growth Factor 1 (growth and metabolic disorders)

22.	Peg-Single Chain Antibody Tumor Necrosis Factor (inflammation from rheumatoid arthritis)

23.	Peg-Soluble Receptor Tumor Necrosis Factor (inflammation from rheumatoid arthritis)

Each of these protein drugs is used in the treatment of the various diseases noted in parentheticals after each of the above proteins and each of these current protein drugs enjoys a large market size. We believe that, by adding the pegylation process to each of these proteins, a unique product will be produced that will decrease the number of injections required to administer the drug while at the same time reducing the cost of the drug to the marketplace.

No activities with regard to these ten proteins have been commenced.

VI. Contract Manufacturing

24. Cardio Vascu-Grow™ (Human Fibroblast Growth Factor-1)

We are working closely with an affiliated company, Cardio, pursuant to a joint patent and technology sharing agreement, to manufacture human fibroblast growth factor-1 (Cardio Vascu-Grow™) for Cardio’s ongoing clinical trials. We currently bill Cardio at cost for technical development services and manufacturing of clinical lots pursuant to our agreement. In addition, we will receive a 10% royalty for all commercial sales of Cardio Vascu-Grow™ that we manufacture, and a 6% royalty for all commercial sales of Cardio Vascu Grow™ that are manufactured by someone other than Phage. A description of this project is given below.

Summary

This project is a continuation in the United States of the medical therapy developed by Dr. Thomas Stegmann in the early 1990’s for the treatment of coronary artery disease. In two separate clinical trials in Germany a total of 40 heart patients were treated with Cardio Vascu-Grow™, beginning in 1995. The first 20 patients received treatment while undergoing a bypass procedure; the second 20 patients received Cardio Vascu-Grow™ as sole therapy.

An IND was filed with the FDA in 2002 to test Cardio Vascu-Grow™ in “no option” heart patients, and the FDA allowed the clinical trials to commence. Three doses of Cardio Vascu-Grow™ are being tested in the Phase I FDA trial, including the same dose as used in the earlier German studies as well lower doses of 1/3 and 1/10th the German dose. The patients will be followed for any adverse effects and also monitored for efficacy of the drug by treadmill tests, angiograms and angina questionnaires. Cardio has contracted with us to manufacture the Cardio Vascu-Grow™ family of products in our manufacturing facility for both the U.S. clinical trials, and for subsequent commercial production of the drug.

Current Status

To date, four U.S. patients have received the lowest dose of FGF-1, 1/10 of the German dose and eight patients have received the next higher dose which is 1/3 the German dose. Treatment of the final group of eight patients to receive the full German dose (10 ug of drug per kg body weight) is underway with four patients treated as of December 15, 2005 and four patients currently in screening. No serious adverse effects have been seen in these patients. Preliminary results presented by clinical researchers from the University of Cincinnati at the American Heart Association’s annual meeting in New Orleans in November, 2004 indicated the first patients treated showed a significant improvement in angina symptoms, increased perfusion into the heart muscle and new blood vessel growth documented in the injected areas of the heart.

There are currently six active medical centers that can perform the surgeries (University of Cincinnati, Penn State, St. Joseph’s Hospital, Townsend, MD, JFK Hospital, Palm Beach, Florida, St. Vincent’s Hospital, New Haven, CT and the University of Alabama). Clinical Cardiovascular Research (C2R), who recently changed their name to TouchStone Research, Inc. has been retained by Cardio to manage this trial.

Status of Competition

Current clinical development activities by other companies are focused mainly on gene therapy approaches to grow new blood vessels which we do not feel will directly compete with this protein therapy. We are not aware of any other proteins currently in development to stimulate new blood vessel growth in the hearts of no-option heart patients.

Business Strategy

Our business is focused on the following areas:

•	Follow-on Protein Products—The initial focus of our efforts is to manufacture and sell recombinant protein pharmaceuticals whose patents have or will soon expire. A recombinant protein drug is a drug that is based on naturally occurring human protein that can be produced in a bacteria using “gene splicing” techniques which are scientifically referred to as recombinant DNA techniques.

•	Nasal Delivery System—Our second major focus is the development of a nasal delivery system for certain protein pharmaceuticals.

•	Pegylated Proteins—Our third major focus is the development of our longer acting, “pegylated” forms of existing protein drugs. Pegylation is the process by which a molecule of polyethylene glycol (PEG), a type of sugar, is attached to a protein molecule, making it larger and increasing its weight. Larger protein molecules are retained in the body’s circulation for a longer period of time. Thus pegylated compounds remain in the body longer and have a longer duration of activity.

•	Immunotherapy—Our fourth major focus is the development of single chain antibodies as new drug candidates to treat rheumatoid arthritis. Antibodies are proteins that attach to potentially harmful foreign objects that enter into the body such as bacteria and viruses. Once the antibodies are attached to the foreign object, the antibody acts as a signal for the body to attack and neutralize the foreign invader. Single chain antibodies are a fragment of the antibody that contains the active binding part. This has a potential for drug development because it is the part of the antibody that attaches to the invading bacteria or viruses.

•	Contract Manufacturing—Finally, we currently provide technical development services and we manufacture clinical lots of the protein drug candidate of CardioVascular BioTherapeutics, Inc. (“Cardio”), a related party.

Obtain Regulatory Approval of Our Drug Candidates

Our first task is to obtain FDA regulatory approvals. We are continuing with our pre-clinical and clinical trials. At the same time we file for approval in the U.S., we will file for approval to the European Union. This is done by submitting basically the same approval application to the European Commission, which handles new drug approvals for the entire European Union. We may be required to conduct additional clinical trials to obtain European approval.

About 12 months prior to the anticipated drug approval by the FDA, we intend to start the procedure to register our drugs with government and insurance companies’ drug registration payment systems in the U.S. Most drugs administered to patients in the U.S. are at least partially reimbursed or paid for by insurance companies or the United States Government. Thus, to achieve commercial success, a drug needs to be registered in the drug payment system and reimbursable.

Establish the Marketing, Sales and Distribution for our Products

About the same time that we start the drug registration process, we intend to start implementing our marketing and sales program. We may enter into a marketing arrangement with a partner in the United States and/or Europe between now and such approval. However, assuming that we have no marketing and distribution partner, we are in the process of developing an independent marketing and sales program. In that regard, we have entered into a distribution agreement with Cardio Phage International, an affiliated Bahamas corporation, or CPI, to handle future distribution of our products, which we might license to CPI. CPI’s territory is limited to areas other than the United States, Canada, Europe (defined as the Ural Mountains west including Iceland, excluding Cyprus and Turkey), Japan and the Republic of Korea. We have made no payments to, or received payments from, CPI and do not anticipate any such payments in the near future. Pursuant to this agreement, CPI is obligated to pay us an amount equal to 50% of its gross revenues from sales of our products after deducting CPI’s direct and certain indirect costs. This agreement has a term of 99 years and requires CPI to pay a royalty to us equal to ten percent of its net revenues from the sale of products we manufacture and six percent for products manufactured by others.

Sales and distribution will be developed concurrently with our primary marketing efforts. We will require a sales staff to cover the major hospitals and medical groups. We may develop that ourselves or work with other drug distribution channels.

Intellectual Property

Below is a list of U.S. and international patent applications that have been filed by us. Also listed are key patents co-owned by us and our affiliate, Cardio, which is developing Cardio Vascu-Grow™ for use in no-option heart patients.

Patents

Below is a list of U.S. and international patent applications that have been filed by us, some of which are issued patents.

1. U.S. Patent No. 6,268,178 (filed May 25, 1999, issued July 31, 2001 and expires May 25, 2019): “Phage-Dependent Super-Production of Biologically Active Protein and Peptides”. Recombinant host cells used in first generation Phage technology.

2. U.S. Application No. 6,794,162 (filed on May 17, 2001, issued on Sept. 21, 2004 and expires July 28, 2019); claims allowed by U.S. Patent Office, April 2004): “Phage-Dependent Super Production of Biologically Active Protein and Peptides”. First generation Phage methods for producing recombinant proteins and peptides.

3. U.S. Patent No. 6,773,899 (filed August 15, 2000; issued August 10, 2004 and expires August 15, 2021): “Phage-Dependent Super Production of Biologically Active Protein and Peptides”. Second generation Phage technology using T7 promoter to enhance expression.

4. PCTUS00/40020 (filed May 24, 2000, published November 30, 2000, National phase November 16, 2001): “Phage-Dependent Super Production of Biologically Active Protein and Peptides”. This is the international application that was closed in favor of the National Phase filings, which were granted, validated and issued in Austria, Belgium, Switzerland, Germany, France, Great Britain, Ireland and Lichtenstein. Another national application is pending in Japan.

5. PCTUS01/25477 (filed August 15, 2001, published February 21, 2002, National phase February 10, 2003) “Phage-Dependent Super Production of Biologically Active Protein and Peptides”. This is the international application for second generation Phage technology that was closed in favor of the National Phase filings that are pending in Australia, Canada, Europe, Japan and Korea.

6. U.S. Application No. 10/968,757 (filed October 19, 2004): “Method for Obtaining Single Chain Antibodies to Human Interferon Alpha 2B”. Method to produce single chain antibodies to human proteins. Patent pending.

7. U.S. Application No. 11/187522 (filed July 22, 2005): “Human Growth Hormone Conjugated with Biocompatible”. Method and composition of matter claim for Phage pegylated human growth hormone (Peg-Syntropin™). Patent pending.

Joint Patent Ownership and License Agreement

We have a Joint Patent Ownership and License Agreement (the License Agreement) with Cardio. Under the License agreement, we and Cardio, each own an undivided one half interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™; and we have agreed to provide Cardio with certain technical development services to manufacture Cardio Vascu-Grow™ for Cardio’s clinical trials at cost.

Upon commercialization of Cardio’s products we will receive a percentage of Cardio’s sales as defined in this agreement. As a part of this agreement, we will receive either (i) ten percent of Cardio’s net sales of Cardio Vascu-Grow™ manufactured by us or (ii) six percent royalty based on Cardio’s net sales price of Cardio Vascu-Grow™ which we would not manufacture. The License Agreement expires on the last day that is concurrent with the last expiration of patent rights covered in the License Agreement.

We have billed Cardio at cost for the technical development services and the manufacture of Cardio Vascu-Grow™ used in their clinical trials as provided for in the agreement for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited) $151,595, $179,544, $243,656, $159,263, and $440,216, respectively. From December 11, 1998 (inception) to September 30, 2005 (unaudited) we billed Cardio a total of $1,856,779 for technical development services.

Joint Phage/Cardio Patent Applications

1. U.S. Application No. 09/358,780 (filed July 22, 1999), “Induction of Neoangiogenesis in Ischemic Myocardium”. Surgical and pharmacologic methods of revascularizing ischemic heart tissue. This application has been abandoned; its subject matter is currently pending in application number 10/699, 480 listed below.

2. U.S. Patent No. 6,642,026 (filed August 15, 2000, issued November 4, 2003 and expires August 15, 2021): “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis”. Methods of producing Cardio Vascu-Grow™. This application has been assigned to Phage.

3. U.S. Application No. 10/649,480 (filed August 27, 2003 – continuation-in-part application of both the ‘780 application (#1) and the ‘026 patent (#2)), “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis”. Methods of revascularizing ischemic tissues using Cardio Vascu-Grow™. Patent pending.

4. PCTUS01/25537 (filed August 15, 2001, published February 21, 2002, national phase February 10, 2003): “A Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis”. International application for methods of manufacturing and using Cardio Vascu-Grow™ was closed in favor of National Phase filings pending in Australia, Canada, Japan, Korea and Europe.

In addition to the above patent applications, we are paying for the filing and prosecution costs of the core pegylation technology developed by our collaborator, BiopolyMed. This patent is owned by BiopolyMed and covers 3 of the 4 proteins that are part of the agreement for 1st Generation pegylated proteins between Phage and BiopolyMed. This patent is pending in the U.S., Europe, Japan, Korea, China, India, Canada, Australia, Brazil, and Argentina. This patent application is cited below:

U.S. Application No. 10/947,513 ( filed September 22, 2004): “Biologically Active Material Conjugated with Biocompatible Polymer with 1:1 Complex. Preparation Method Thereof and Pharmaceutical Composition Comprising the Same”. Method and product patents on a number of pegylated products including peg-interferon, peg-GCSF and peg-parathyroid hormone. Patent pending.

We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Finally, our competitors may independently develop similar technologies. Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights, which may entail great expense.

The pharmaceutical industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. While we make an effort to ensure that our products do not infringe other parties’ patents and proprietary rights, our products and methods may be covered by U.S. patents held by our competitors. In addition, our competitors may assert that future products we may market infringe their patents.

Government Regulation

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of products we develop. All of our drug products will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical studies and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources.

Preclinical studies are generally conducted in laboratory animals to evaluate the potential safety and the efficacy of a product. Drug developers submit the results of preclinical studies to the FDA as a part of an investigational new drug application which must be activated before clinical trials in humans may begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I	Clinical trials are conducted with a small number of subjects to determine the early safety profile, maximum tolerated dose and pharmacokinetics of the product in human volunteers.

Phase II	Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III	Large scale, multi-center, controlled trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate with substantial evidence the efficacy and safety required by the FDA.

As a number of the products we are developing, particularly growth hormone and Peg-interferon, are already marketed products with well-documented excellent safety profiles, it is hoped that an abbreviated and accelerated clinical development plan can be negotiated with the FDA for these two products. The FDA closely monitors the progress of clinical trials that are conducted in the United States and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient.

Once Phase III trials are completed, drug developers submit the results of preclinical studies and clinical trials to the FDA in the form of a new drug application (NDA), or a biologics licensing application (BLA) for approval to commence commercial sales. Currently, all of our protein products are designated as biologics and will be required to file a BLA, which has, as one of its approval components, an FDA inspection of our manufacturing facility. Following review of the clinical data and the facility inspection, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not meet regulatory approval criteria. FDA approvals may not be granted on a timely basis, or at all. Furthermore, the FDA may prevent a drug developer from marketing a product under a label for its desired indications, which may impair commercialization of the product. Similar regulatory procedures must also be complied with in countries outside the United States.

If the FDA approves an NDA or BLA, the drug becomes available for physicians to prescribe in the U.S. After approval, the drug developer must submit periodic reports to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional clinical studies, known as Phase IV, to evaluate long-term effects.

In addition to studies required by the FDA after approval, a drug developer may conduct other trials and studies to explore use of the approved compound for treatment of new indications. The purpose of these trials and studies and related publications is to broaden the application and use of the drug and its acceptance in the medical community.

Employees

As of November 30, 2005, we had a total of nineteen employees, two of whom were part-time. Ten of the nineteen employees are in research and development, and nine are in operations and administration. We had four independent contractors or subcontractor personnel with two people in operations and administration and two people in research and development, including clinical development. None of our employees are represented by a labor union, and we believe our employee relations are good.

Information Available for Shareholders

We plan to post our quarterly and annual reports to the SEC on our website www.phagebiotech.com as they become available. You may read and copy all or any portion of this registration statement or any information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. Our SEC filings, including this registration statement, are also available to you on the SEC’s website (http://www.sec.gov).

Item 2. Financial Information.

SELECTED FINANCIAL DATA

We were incorporated in Delaware in December 1998 and commenced operations at that time. Since that time, our activities have focused on raising capital, the development of our proprietary manufacturing process and the development of our drug portfolio. The following consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited consolidated financial statements and the related notes, which are included elsewhere in this registration statement. The consolidated statements of operations data for the nine months ended September 30, 2004 and 2005 and the consolidated balance sheet data as of September 30, 2005 are derived from our unaudited consolidated financial statements included elsewhere in this registration statement. The consolidated statements of operations data for the years ended December 31, 2000 and 2001 and consolidated balance sheet data for the years ended December 31, 2000 and 2001 were derived from our unaudited consolidated financial statements, which do not appear in this registration statement. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included elsewhere in this registration statement, as well as the section of this registration statement related to “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future results.

	Years Ended December 31,					Nine Months Ended September 30,		For the period from December 11, 1998 (Inception) to September 30, 2005 (Unaudited)
	2000 (Unaudited)	2001 (Unaudited)	2002	2003	2004	2004 (Unaudited)	2005 (Unaudited)
Consolidated Statements of Operations Data:
Net sales	$579,918	$261,850	$151,595	$179,544	$243,656	$159,263	$440,216	$1,856,779
Cost of goods sold	405,385	147,898	94,286	121,977	158,604	85,664	361,122	1,289,272

Gross profit	174,533	113,952	57,309	57,567	85,052	73,599	79,094	567,507
Operating expenses:
Research and development	1,659,710	876,354	1,004,721	1,336,860	2,981,844	2,052,152	2,670,084	11,008,958
Sales, general and administrative	462,272	729,018	451,862	864,824	1,405,872	906,208	1,751,178	6,011,138

Total operating expenses	2,121,982	1,605,372	1,456,583	2,201,684	4,387,716	2,958,360	4,421,261	17,020,096

Loss from operations	(1,947,449)	(1,491,420)	(1,399,274)	(2,144,117)	(4,302,664)	(2,884,761)	(4,342,168)	(16,452,589)
Other and interest income (expense), net	16,515	(34,610)	(130,680)	(286,985)	(1,409,436)	(984,743)	(1,521,163)	(3,834,168)

Loss from continuing operations	(1,930,934)	(1,526,030)	(1,529,954)	(2,431,102)	(5,712,100)	(3,869,504)	(5,863,331)	(20,286,757)

Loss from discontinued operations	—	—	—	—	(59,400)	(29,700)	(103,930)	(163,330)
Net Loss	$(1,930,934)	$(1,526,030)	$(1,529,954)	$(2,431,102)	$(5,771,500)	$(3,899,204)	$(5,967,261)	$(20,450,087)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.03)	$(0.01)	$(0.03)

Weighted-average shares used in computing net loss per common share, basic and diluted	218,839,249	219,475,688	220,120,400	220,120,400	220,120,400	220,120,400	220,120,400

	As of December 31,					As of September 30, 2005 (Unaudited)
	2000 (Unaudited)	2001 (Unaudited)	2002	2003	2004
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$820,479	$93,549	$33,189	$225,255	$4,159,792	$1,607,021
Working capital (deficit)	$756,049	$(34,330)	$(369,900)	$(569,977)	$2,797,573	$(1,162,766)

Total assets	$1,149,755	$562,334	$514,365	$862,151	$8,861,133	$4,155,501
Convertible promissory notes net of current portion	$200,850	$650,850	$1,855,850	$4,248,850	$16,402,020	$16,357,020

Total stockholders’ equity (deficit)	$776,705	$(295,052)	$(1,825,006)	$(4,256,108)	$(9,500,499)	$(15,180,346)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a drug development and biopharmaceutical manufacturing company. We were established in 1998, as a Delaware corporation, to develop, manufacture, and commercialize certain drugs. We do not generate significant revenues. We are a development-stage company and are funding various stages of pre-clinical and clinical trials for our drug candidates and further developing our next generation proprietary manufacturing process.

Since our inception, we have generated significant losses. As of September 30, 2005, we had an accumulated deficit of $20,450,087. We expect to incur substantial and increasing losses for at least the next several years. We do not expect to generate significant revenues unless and until one or all of our portfolio of drug candidates is approved by the FDA and we begin selling them. We expect to continue to spend significant amounts on the development of our products and process for manufacturing those products. We expect to incur significant commercialization costs when we recruit a domestic sales force. We also plan to continue to invest in continued research and development in an effort to expand our drug portfolio and to further develop our proprietary manufacturing process. Accordingly, we will need to generate significant revenues to achieve and maintain profitability.

We have a limited history of operations. To date, we have funded our operations primarily through the private placement of convertible preferred stock, common stock and convertible notes payable. Our operating activities have fluctuated based on our ability to raise capital to fund our operations.

We have an agreement with CardioVascular BioTherapeatics, Inc. (“Cardio”), a related party, to provide technical development and contract manufacturing services in support of the development of Cardio Vascu-Grow™ and subsequent manufacturing of the product for Cardio’s pre-clinical and clinical trials. We recognize revenue for these services provided. As part of the agreement with Cardio, we bill Cardio at cost for our direct, indirect and overhead costs associated with the services provided. For any commercial sales of Cardio Vascu-Grow™ we will receive a 10% royalty of the net sales price of Cardio Vascu-Grow™ that we manufacture, or a 6% royalty of the net sales price of Cardio Vascu-Grow™ that we do not manufacture.

Most of our expenditures to date have been for research and development activities and general and administrative expenses. Research and development may be classified into three major classifications, contract manufacturing development activities, and pre-clinical and clinical activities. Contract manufacturing activities include the development and optimization of our proprietary manufacturing process. Preclinical activities include product analysis and development, primarily animal efficacy and animal toxicity studies. Clinical activities include FDA Investigational New Drug (“IND”) submissions, the FDA trials, and the FDA approval process for commercialization. Research and development expenses represent costs incurred for preclinical and clinical activities as well as our contract manufacturing activities. We outsource our clinical trials and certain of our development activities to third parties to maximize efficiency and minimize our internal overhead. We may at times also choose to outsource our manufacturing based upon cost benefit analysis, time, or capacity constraints. We expense research and development costs as they are incurred.

From our inception through December 31, 2004, our research and development activities have primarily been for the development of our proprietary manufacturing process, the “Phage Method,” to produce protein pharmaceuticals, and for research and development expense for three of our drug candidates which are human growth hormone, Peg Interferon Alfa and Peg G-CSF. From our inception through December 31, 2004 we have spent approximately $8.0 million for research and development of which $2.0 million was for the development of the Phage Method, $2.0 million was for outside third party costs for development, pre-clinical and clinical trials for our drug candidates, and approximately $4.0 million was for payroll, for scientist for the laboratory associated overhead and facility expense all in support of our research and development activities.

Due to the risks inherent in the clinical trial process and given the early stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization and associated timing for product commercialization and concurring revenue. The costs required to complete the development of our drug candidates will be largely dependent on the scope of our clinical trials, the cost and efficiency of our manufacturing process, and discussions with the FDA on its requirements. We anticipate that our research and development expenses will increase significantly with the continuation of existing trials, the initiation of new clinical trials, the continued manufacturing development process for the Phage Method, the costs associated with producing materials for clinical trials, and the expansion, qualification and validation of our commercial manufacturing processes.

General and administrative expenses consist primarily of personnel and related expenses and general corporate activities and through September 30, 2005 have focused primarily on the activities of administrative support, marketing, intellectual property rights, corporate compliance and preparing to be a public company. We anticipate that general and administrative expenses will increase as a result of the expected expansion of our operations, facilities and other activities associated with the planned expansion of our business, together with the additional costs associated with operating as a public company. We will incur sales and marketing expenses as we build our sales force and marketing capabilities for our drug portfolio, subject to receiving required regulatory approvals and we expect these expenses to be material.

We have not generated taxable income to date. At December 31, 2004, cumulative net operating losses available to offset future taxable income for federal income tax purposes were approximately $12,436,906. If not utilized, federal net operating loss carry forwards will begin to expire through 2019. To date, we have not recognized the potential tax benefit of our net operating losses on our balance sheets or statements of operations. The future utilization of our net operating loss carry forwards may be limited based upon changes in ownership pursuant to regulations promulgated under the Internal Revenue Code. We will incur changes in ownership from the conversion of our convertible preferred stock and convertible notes payable, which may result in limitations to our net operating loss carry forwards.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments related to these estimates. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 5 to our financial statements appearing at the end of this registration statement, we believe that the following accounting policies are critical in fully understanding and evaluating our reported financial results.

Revenue Recognition. We bill Cardio for technical development services and contract manufacturing. We recognize these billings as revenue in accordance with the guidelines established in Staff Accounting Bulletin (SAB) 104, “Revenue Recognition.” As required by this standard, revenue is recorded when persuasive evidence of a sales arrangement exists, delivery of service has occurred, the price is determinable, contractual obligations have been satisfied, and collectability is reasonably assured. These requirements are met, and sales and related cost of sales are recognized based on development or manufacturing services provided. To date, all of our revenue is for technical development and contract manufacturing services provided to Cardio by us.

Stock Based Compensation. We account for stock option grants to employees using the Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (See Note 10.) In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123. We issued stock options to employees and non-employees during the years ended 1999, 2000, 2001, 2004 and for the nine months ended September 30, 2005 and recorded expense associated with the issuance of the options of $507,824, $255,956, $30,273, $430,110, and $117,413, respectively. We anticipate granting options in the future to attract and retain independent board members and others.

We account for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair market value of such option and warrant grants is determined using the Black-Scholes option-pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached. The Black-Scholes model is affected by our estimates of the life of the option or warrant, the volatility of our stock price, and the effective interest rate on the date of grant. Changes or differences in the assumptions in the estimates could result in significant differences in the amounts recorded.

Research and Development Costs. We account for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs.” Research and development costs are charged to expense as incurred.

Development Stage Enterprise. We are a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to our formation, fundraising, and product development and approval. Our planned principal operations of selling our pharmaceutical products have not yet commenced. For the period from December 11, 1998 (inception) through September 30, 2005, we have accumulated a deficit of $20,450,087. There can be no assurance that we will have sufficient funds available to complete our research and development programs or be able to commercially manufacture or market any products in the future, that future revenue will be significant, or that any sales will be profitable. We expect operating losses to increase for at least the next several years due principally to the anticipated expenses associated with the proposed product development, clinical trials and various research and development activities.

Results of Operations

Nine Months ended September 30, 2005 (unaudited) and 2004 (unaudited)

Our activities during the first nine months of 2005 consisted of providing contract manufacturing services to a related party. As such, we recognized related party revenue with associated cost of goods sold, and research and development and general corporate activities to support our pre-clinical and clinical trials.

Revenue increased $280,953 for the nine months ended September 30, 2005 to $440,216 from $159,263 for the nine months ended September 30, 2004. The production of the drug Cardio Vascu-Grow™ increased to support clinical trials in 2005 versus the same period in 2004. Gross profit increased $5,495 in the nine months ended September 30, 2005 to $79,094 from $73,599 during the nine months ended September 30, 2004 as a result of higher revenue.

Research and development expenses increased $704,172 for the nine months ended September 30, 2005 to $2,670,083 compared to $2,052,151 for the nine months ended September, 2004. The increase was primarily due to hiring of additional development personnel, increased facility expense, and Phase I clinical trials associated with our drug portfolio.

General and administrative expenses increased $844,970 for the nine months ended September 30, 2005 to $1,751,178 compared to $906,208 for the nine months ended September 30, 2004. This resulted from higher administrative costs needed to support the increased research and development activity. We added personnel, and administrative and information technology infrastructure of $709,356. We also incurred an additional $135,614 of professional fees paid to lawyers and auditors associated with preparing the Company to become public.

Interest expense increased $540,885 for the nine months ended September 30, 2005 to $1,529,841 from $988,956 for the nine months ended September 30, 2004. The increase is due to increased convertible notes payable outstanding and amortization of deferred financing cost.

Year ended December 31, 2004 and 2003

Our activities in 2004 and 2003 consisted of providing contract manufacturing services to a related party. As such, we recognized related party revenue with associated cost of goods sold, and research and development and general corporate activities to support our pre-clinical and clinical trials.

Revenue increased $64,112 in 2004 to $243,656 from $179,544 for 2003. This change is a direct result of the increased contract manufacturing and technical services provided to Cardio in support of their development of Cardio Vascu-Grow™. Gross profit increased by $27,485 to $85,052 in 2004 from $57,567 in 2003.

Research and development expenses increased $1,644,984 to $2,981,844 in 2004 compared to $1,336,860 in 2003. The additional hiring of technical staff and their associated overhead costs along with increased expense for our new research and development facility located on the University of Irvine Research Center comprised $764,550 of the increase, and the remaining $880,434 resulted from increased external research and development for drug development, pre-clinical and clinical trials, and development of our proprietary manufacturing process.

General and administrative expenses increased $541,048 in 2004 to $1,405,872 compared to $864,824 in 2003. The increase resulted from higher personnel expenses, and legal and professional fees associated with preparing to be a public company.

Interest expense increased $1,098,242 to $1,415,844 in 2004 compared to $317,602 in 2003. The increase is due to increased convertible notes payable outstanding and amortization of deferred financing cost.

Year ended December 31, 2003 and 2002

Our activities in 2003 and 2002 consisted of providing contract manufacturing services to a related party. As such, we recognized related party revenue with associated cost of goods sold, and research and development and general corporate activities to support our pre-clinical and clinical trials.

Revenue increased $27,949 in 2003 to $179,544 compared to $151,595 for 2002. The revenue is solely derived from services provided to Cardio, in support of their product development efforts for Cardio Vascu-Grow™. Gross profit increased $258 in 2003 to $57,567 compared to $57,309 during the same period in 2002.

Research and development expenses increased $332,139 to $1,336,860 in 2003 compared to $1,004,721 in 2002. This increase primarily resulted from increased external development efforts for our drug portfolio and manufacturing process.

General and administrative expenses increased $412,962 to $864,824 in 2003 compared to $451,862 in 2002 due primarily to increased personnel and associated costs of $93,037, and $37,706 marketing and travel costs. Additionally, consulting costs increased $94,600.

Interest expense increased $156,923 to $317,602 in 2003 compared to $160,679 in 2002. The increase is due to increased convertible notes payable outstanding and amortization of deferred financing cost.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have financed our operations through the private sale of our capital stock and our convertible notes payable. Through September 30, 2005, we have received net proceeds of $18,344,009 from the issuance of shares of common stock, convertible preferred stock and convertible notes payable. The table below summarizes our sales of equity securities and convertible notes through September 30, 2005.

Security	Net Proceeds
Convertible Preferred Stock converts to common stock at 200/1, non-voting, no dividend	$550,000
Committed Series B Convertible Preferred Stock converts to common stock at 200/1, non-voting, no dividend	$170,000
Common Stock	3,111,165

Total net proceeds from stock issuances	3,831,165

Convertible Notes Payable—Series I
7% notes payable convertible into common stock at $1 per share or after an IPO at $1 per share or 50% of an IPO Price, whichever is lower	9,910,406
Convertible Notes Payable—Series II
7% notes payable convertible into common stock at $4 per share or after an IPO at $4 per share or 50% of an IPO Price, whichever is lower	4,401,588
Convertible Notes Payable—Series P
7% notes payable convertible into common stock at $0.05 per share or after an IPO at $0.10 per share or 50% of an IPO Price, whichever is lower	200,850

Total net proceeds for issuance of our convertible notes payable	14,512,844

Total net proceeds from financings through September 30, 2005	$18,344,009

Some of the information and discussion contained here and elsewhere in this registration statement will reference the effects of an initial public offering (“IPO”) on our liquidity, capital resources, and common shares outstanding. This filing is not an IPO. It is a registration statement to become a public company. Upon becoming a public company we may choose to undertake an IPO to raise additional investment capital.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. During the years ended December 31, 2002, 2003, 2004 and for the period from December 11, 1998 (date of inception) to December 31, 2004 we incurred net losses of $(1,529,954), $(2,431,102), $(5,771,500) and $(14,482,826), respectively and had negative net cash flows from operations of $(1,123,760), $(2,262,289), $(4,423,502) and $(11,507,425), respectively. These factors, among others raise substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis by obtaining additional investment capital as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations from sources that are described in the notes to the financial statements. As discussed in Note 8 to the consolidated financial statements for the three months ended September 30, 2005, the company has collected $1,000,000 of subscriptions receivable from convertible notes payable. Additionally, we have an ongoing Series B Preferred Stock private placement currently open. This placement is targeted at non-USA investors and is designed to meet the exemptions of Regulation S of the securities act of 1933, and is approved by the Board of Directors for up to 37,500 shares at $800 per share for total gross proceeds of up to $30,000,000. As of December 16, 2005, the company has received funded subscriptions for this placement totaling $511,360 of which $170,000 was received in the quarter ended September 30, 2005.

Management has made estimates and assumptions in the preparation of these financial statements that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

As of September 30, 2005, we had $1,607,021 in cash, cash equivalents and short-term investments. As of November 30, 2005, we had $918,507 in cash, cash equivalents and short term investments. We believe that our available cash and cash equivalents and additional financing obtained from our Series B preferred share offering will be sufficient to fund anticipated levels of operations for three months. We had no material capital expenditures during the first nine months of 2005. We do not expect to purchase any significant capital equipment during the remainder of 2005.

Income Taxes

As of December 31, 2004, we had net operating loss carry forwards for federal income taxes of approximately $12,434,906. Our utilization of the net operating loss and tax credit carry forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code, and similar state provisions, as a result of changes in our ownership structure resulting from this registration and from the conversion of our convertible preferred stock and convertible notes. The annual limitations may result in the expiration of net operating losses and credits prior to utilization.

At September 30, 2005, we had deferred tax assets representing the benefit of net operating loss carry forwards. We did not record a benefit for the deferred tax asset because realization of the benefit was uncertain and, accordingly, a valuation allowance is provided to offset the deferred tax asset.

Cash Flow

Nine months ended September 30, 2005 (unaudited) and 2004 (unaudited)

For the nine months ended September 30, 2005, our operating activities consumed cash of $3,778,694 an increase of $968,142 compared $2,816,152 for the nine months ended September 30, 2004. Our operating activity in 2005 increased from 2004 from increased research and development for our drug candidates, and increased administrative expense in preparing to be a public company.

Capital expenditures for property and equipment were $22,328 for the nine months ended September 30, 2005 compared to $122,017 for the nine months ended September 30, 2004. Capital expenditures have been for infrastructure build-out related to information technology, lab facilities and for some office equipment.

Financing activities generated $1,248,251 of cash during the nine months ended September 30, 2005 compared to $4,461,413 for the nine months ended September 30, 2004. During the first nine months of 2004 we were completing the placement for our convertible notes payable, which generated $6,825,355, while in 2005 we generated $170,000 through subscription of series B preferred stock.

Year ended December 31, 2004 and 2003

For the year ended December 31, 2004, our operating activities consumed $4,423,502 of cash, an increase of $2,161,213 compared to $2,262,289 for 2003. Our activity levels during 2004 increased substantially over 2003 as we were able to raise cash through the sale of our convertible notes and ramp up our drug development efforts. Included is a Phase I trial for human growth hormone. We also increased our management and personnel expenditures associated with building necessary administrative infrastructure and legal fees for preparing to become a public company.

Financing activities generated $8,544,535 of cash during the year ended December 31, 2004, primarily relating to $12,678,170 of proceeds from issuance of convertible notes, and related debt financing costs of $1,901,726. The cash from financing activities increased due to the improvements of the capital markets versus the tightening of the capital markets that occurred late in 2001.

Year ended December 31, 2003 and 2002

For the year ended December 31, 2003, our operating activities consumed cash of $2,262,289, an increase of $1,138,529 from $1,123,760 for the year ended December 31, 2002.

Financing activities generated $2,485,169 of cash during the year ended December 31, 2003, compared to $1,065,936 of cash generated for the year ended December 31, 2002. The increase of $1,419,233 is attributable to the increase of cash raised through the placement of our convertible notes payable.

Funding Requirements

Over the next 12 months, we expect to devote substantial resources to continue our research and development efforts and to develop our sales, marketing and manufacturing programs associated with the development of our product portfolio. Our funding requirements will depend on numerous factors, including:

•	the scope and results of our clinical trials;

•	advancement of other uses for our product candidates into development;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs, if any, and the result of such litigation; our ability to establish, enforce and maintain collaborative arrangements and activities required for product commercialization; and

•	our revenues, from successful development and commercialization of our potential products.

•	facilities and equipment requirements

We believe that the key factors that will affect our internal and external sources of cash are:

•	our ability to successfully obtain marketing approval for and to commercially launch our products;

•	the success of our other preclinical and clinical development programs; and

•	the receptivity of the capital markets to financings by biopharmaceutical technology companies.

We expect to raise additional external funds through the sale of additional equity or debt securities. Our financing requirements will be accelerated if the convertible notes are not converted. The sale of additional equity securities will result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. We anticipate that our research and development expenses will increase significantly with the continuation of existing trials, the initiation of new clinical trials, the continued manufacturing development process for the Phage Method, the costs associated with producing materials for clinical trials, and the expansion, qualification and validation of our commercial manufacturing processes. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay, or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

Contractual Obligations and Commercial Commitments

The following table summarizes our long-term contractual obligations as of December 31, 2004:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1)	$16,947,020	$545,000	$16,402,020	—	—
Interest payable on long-term debt(1)	$1,152,035	$110,754	$1,041,281	—	—
Operating lease obligations(2)	$717,687	$422,634	$295,053	—	—
Service agreement obligation(3)	$674,700	$674,700

(1)	This represents our convertible notes and related interest at December 31, 2004. As of September 30, 2005, our long-term debt obligations (convertible notes), and interest total $16,947,020, and $2,101,996, respectively.
(2)	As of December 31, 2004, we have two lease obligations for our space in Irvine, California. The general and administrative office lease currently has monthly payments of $3,701 and expires September 30, 2006. The lease for our research and development facilities currently has monthly payments of $31,055 and expires August 31, 2006. We have paid deposits totaling $210,182 for these two leases. Building operating expenses are reconciled annually and any increase over the base year is billed pro rata among the building’s tenants.
(3)	As of December 31, 2004, we have entered into an agreement with BS Biology, a related party, to provide research and development for us. The agreement is for one year and calls for an aggregate of $674,700 to be paid in monthly payments of $56,225.

Our major outstanding contractual obligations are summarized as follows:

We entered into an agreement with Cardio, our affiliate, in which we agreed to jointly own and license from one another the right to use certain patents including the patents related to Cardio Vascu-Grow™. As a part of that agreement, (a) we have agreed to provide product and support services for Cardio’s preclinical and clinical trials at a price equal to our direct, indirect and overhead cost of services provided, and (b) Cardio is obligated to either (i) pay us ten percent of their net sales for Cardio Vascu-Grow™ manufactured by us or (ii) pay us a six percent royalty based on their net sales price of Cardio Vascu-Grow™ which we do not manufacture for Cardio. This agreement expires on the last to expire of the patent rights covered including extensions.

We have entered into an agreement with Cardio and Cardio Phage International, Inc. (“CPI”), an affiliate, pursuant to which CPI will act as distributor for the products of both Cardio and us in locations throughout the world other than North America, Europe, Japan, China and the Republic of Korea. Pursuant to that agreement, CPI is obligated to pay us an amount equal to 50 percent of the gross sales price for our products less direct and certain indirect costs.

On May 7, 2004, the Company entered into a development agreement with BiopolyMed, Inc. BiopolyMed is developing four pegylated drug products for Phage. As part of the agreement, the intellectual property rights and rights to patent applications are transferred to Phage for the pegylated products, while BiopolyMed retains the patent rights to the pegylation process. Each pegylated product has three milestone phases with various scheduled payments for phases I, II and III for each product of $100,000, $350,000, and $2,000,000 respectively. Upon successful completion of all milestones and commencement of commercial sales BiopolyMed is to receive a royalty of 1% of the Company’s net sales per pegylated product up to a maximum of $10,000,000 for each product.

Disclosure About Market Risk

Our exposure to market risk is confined to our cash and cash equivalents. We invest in high-quality financial instruments, primarily money market funds, federal agency notes, and United States treasury notes, which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. The effective duration of our portfolio is less than three months and no security has an effective duration in excess of three months. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

Most of our transactions are conducted in U.S. dollars, although we do have some development and commercialization agreements with vendors located outside the United States. Transactions under certain of these agreements are conducted in U.S. dollars. If the exchange rate changed by ten percent, we do not believe that it would have a material impact on our results of operations or cash flows.

Off-Balance Sheet Transactions

At December 31, 2003 and 2004 and at September 30, 2005, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal Six months beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for Six months beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the

International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments.

Management must adopt SFAS No. 123(R) by the first quarter of 2006. We currently use the Black-Scholes formula to estimate the value of stock options granted to employees and are evaluating option valuation models, including the Black-Scholes formula, to determine which model we will utilize upon adoption of SFAS No. 123(R). Management plans to adopt SFAS No. 123(R) using the modified-prospective method. We do not anticipate that adoption of SFAS No. 123(R) will have a material impact on our stock-based compensation expense.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies the meaning of the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on our financial statements.

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections,” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

Item 3. Properties.

Our headquarters is currently in temporary office space at 7251 W. Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128, while the landlord prepares our new headquarters for occupancy. There is no cost to us for the temporary space, and thus we will not pay rent until the new space is ready. Our new headquarters will be located in approximately 3,000 square feet in Las Vegas, Nevada with monthly rent of approximately $7,500. We estimate the office will be ready for move in the first quarter of 2006. We will sublease this space from Cardio, a related party. We have two facilities located on the University Research Park, Irvine, CA, which is adjacent to the University of California, Irvine. The two locations house our research and development personnel that is 11,091 square feet and our administrative personnel reside in the other location that is 2,177 square feet. These leases provide for monthly rent of approximately $31,055 and $3,701 plus shared building operating expenses. The leases for the research and development and general and administrative space expire August 31, 2006 and September 30, 2006, respectively.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of November 30, 2005 by:

•	each person, or group of affiliated persons, known by us to own beneficially more than five percent of our outstanding stock;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group; and

•	the Control Group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this registration statement are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 220,120,400 shares of common stock outstanding as of November 30, 2005. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated by footnote, the address of each of the persons in this table is as follows: c/o Phage Biotechnology Corporation, 7251 W. Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Daniel C. Montano(1)	44,000,000	19.99%
Sergiy Buryak(2)	31,000,000	14.08%
Grant Gordon(3)	22,840,540	10.29%
Vitaly Kordyum(4)	16,000,000	7.27%
Alexander G. Montano(5)	13,140,000	5.97%
Gennedy Matsuka(6)	12,000,000	5.45%
Oleksandr Vozianou(7)	12,000,000	5.45%
John W. Jacobs(8)	3,650,000	1.64%
Oleksandr (Alex) Skybinetskiy(9)	1,000,000	—
Kenneth Keiller(10)	500,000	*
Mickael A. Flaa(11)	450,000	*
Robert Ganiere(12)	—	—
All Directors and Executives	116,580,540	51.52%

Control Group(13)	167,200,000	76.26%

*	Less than 1%.
(1)	Includes 40,000,000 shares owned by Vizier Investment Capital. Mr. Daniel Montano and Mr. Montano’s first wife, Victoria G. Montano, each own 50% of Vizier Investment Capital, but Mr. Montano has sole voting and investing power. Mr. Montano owns 3,000,000 shares in his name and has voting and investment control over them, and has beneficial ownership of 1,000,000 shares attributable to him through his wife Viktoriya G. Montano.

(2)	Mr. Sergiy Buryak owns 31,000,000 shares in his name and has voting and investment control over them. After the effectiveness of this Registration Statement, we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(3)	Mr. Grant Gordon has voting and investment control over 11,060,000 shares held by GHL Financial Services. Includes 10,000,000 shares owned by Henning Advisors, with investment and voting control held by Mr. Gordon’s wife, Christine Gordon. Also included are 1,170,540 shares immediately available upon exercise of our convertible notes at $1 per share, 10,000 shares immediately available upon exercise of our convertible notes at $4 per share, and 600,000 shares immediately available upon exercise of our convertible notes at $0.05 per share. After the effectiveness of this Registration Statement, we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(4)	Mr. Vitaly Kordyum owns 16,000,000 shares in his own name and has voting and investment control over these shares.
(5)	Mr. Alexander G. Montano controls C. K. Cooper & Co., Inc. (owner of 5,000,000 shares), Paladin Capital Management (owner of 4,000,000 shares) C.K. Capital International (owner of 400,000 shares), and C & K Capital Corporation (owner of 740,000 shares) and owns 3,000,000 shares in his name. Mr. Montano has voting and investment control over all of these shares. After the effectiveness of this Registration Statement we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(6)	Mr. Gennedy Matsuka owns 12,000,000 shares in his own name and has voting and investment control over these shares.
(7)	Mr. Oleksandr Vozianov owns 12,000,000 shares in his own name and has voting and investment control over these shares.
(8)	Mr. John W. Jacobs owns 650,000 shares in his own name and has voting and investment control over these shares. In addition, he holds an immediately exercisable option to purchase 3,000,000 shares at $0.15 per share.
(9)	Mr. Oleksandr Skybinetsky holds an immediately exercisable option to purchase 1,000,000 shares at $0.15 per share. After the effectiveness of this Registration Statement we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(10)	Mr. Kenneth Keiller owns 500,000 shares held in trust and has voting and investment control over these shares. After the effectiveness of this Registration Statement we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(11)	Mr. Mickael Flaa owns 50,000 shares held in trust and has voting and investment control over these shares. In addition he holds voting and investment control over an immediately exercisable warrant to purchase 400,000 shares of common stock at $1 per share.
(12)	Mr. Robert Ganiere does not own any shares. After the effectiveness of this Registration Statement we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.
(13)	The Control Group consists of Daniel C. Montano (owner of 43,000,000 shares), Sergiy Buryak (owner of 31,000,000 shares), Alexander G. Montano (owner of 13,140,000), Grant Gordon (owner of 11,060,000 shares), Christine Gordon (owner of 10,000,000 shares), Gennady Matsuka (owner of 12,000,000 shares), Oleksandr Vozianov (owner of 12,000,000 shares), and Vitaly Kordyum (owner of 16,000,000), Adam Montano (owner of 4,000,000 shares), Judith Pelton (owner of 5,000,000 shares), Amy Montano (owner of 6,000,000 shares) and Sammy and Ana Cross (owners of 4,000,000 shares).

Item 5. Directors and Executive Officers.

The following table sets forth information concerning our executive officers and directors as of November 30, 2005:

Name	Age	Position
Daniel C. Montano	57	Chairman of the Board, President, Chief Executive Officer and Co-Founder
John (Jack) W. Jacobs, Ph.D.	56	Vice President, Chief Operating Officer and Chief Scientific Officer
Mickael A. Flaa	52	Vice President, Chief Financial Officer
Sergiy Buryak	58	Director
Oleksandr (Alex) Skybinetskiy	58	Director
Grant Gordon	44	Director
Robert C. Ganiere	69	Director
Kenneth Keiller	73	Director
Alexander G. Montano	34	Director

Daniel C. Montano is a co-founder of our company and has been Chairman of the Board, President and Chief Executive Officer since December 1998. In that role, he devotes a sufficient amount of his time to fulfill the requirements of his position which is approximately 40% of his business time. Mr. Montano is also currently the Chairman of the Board, President and Chief Executive Officer of CardioVascular BioTherapeutics, Inc, an affiliated public biopharmaceutical company that is commercializing the results of clinical research in cardiovascular disease treatment. From 1981 until 2004, he was also a member of the Board of Directors of Helen of Troy, Ltd, a corporation whose shares are publicly traded. In 1992, the SEC entered a cease and desist order against Mr. Montano requiring him to permanently cease and desist from continuing and causing any future materials misrepresentations and/or omitting to state material facts in the offer or sale of a security. In connection with matters that occurred in 1994, Mr. Montano agreed in 1997 to a settlement with the National Association of Securities Dealers, Inc. pursuant to which he was fined $102,500 and suspended by the NASD from associating with any NASD members for a period of two years. Mr. Montano consented to the findings that he had engaged in a course of conduct that resulted in the mishandling or misuse by his firm, Montano Securities Corporation, of funds entrusted to it by applicants to the company. Montano Securities Corporation was also found to have carried out securities transactions without maintaining sufficient net capital. In May 1998, the NASD suspended Mr. Montano’s registration as a registered securities broker for an unspecified time due to his failure to pay an arbitration award. In July 1998, the Securities and Exchange Commission entered an order affirming a decision by the NASD that Mr. Montano was found to have violated certain rules of the NASD, including not accurately and sufficiently discussing the mechanism of short-selling or the risks associated with implementing the strategy using a particular stock, making improper references to prior recommendations, making exaggerated and inappropriate presentations of prior recommendations and making improper projections. None of the matters discussed above with regard to Mr. Montano involved any securities of or transactions involving our company. He received his MBA from the University of Southern California and his undergraduate degree from California State University, Los Angeles. He is the father of Alexander G. Montano, one of our directors.

John (Jack) W. Jacobs, Ph.D. has served as our Vice President, Chief Scientific Officer and Chief Operating Officer since April 2000. He has held similar positions with Cardio since April 2000. From September 1989 to April 2000, Dr. Jacobs was Director of Basic Research at the Hitachi Chemical Research Center in Irvine, California. At the same time, Dr. Jacobs was a Professor (adjunct) of Biological Chemistry at University of California, Irvine’s College of Medicine. Prior to joining Hitachi, from December 1984 to September 1989, Dr. Jacobs worked for Merck & Co. Inc. as the head of their Department of Biological Chemistry at the Merck Sharp & Dohm Research Laboratories in West Point, Pennsylvania. From August 1981 to December 1984, he served as Assistant Professor of Medicine and Biochemistry at the University of Texas Health Center. Dr. Jacobs received his Ph.D. in molecular biology from the Washington University School of Medicine in 1978 in St. Louis, Missouri, and his undergraduate degree in Chemistry from Davidson College. He dedicates a sufficient amount of his time to fulfill the requirements of his position to our business which is approximately 40% of his business time. Dr. Jacobs also serves in a similar capacity with Cardio, an affiliated company.

Mickael A. Flaa is a consultant who has served as our Vice President and Chief Financial Officer since June 2003. He devotes a sufficient amount of his time to fulfill the requirements of his position to our business which is approximately 40% of his business time. Mr. Flaa has been self employed as a consultant since April 2000 to present. His significant assignments during this time period include the following: service as Interim Chief Financial Officer on a consulting basis for Breakaway Solutions, Inc., a public company, from February 2001 to 2002; and service from October 2000 to March 2002, on the Board of Directors of UniCapital Corporation, a public company. From January 1999 to March 2000, he served as Chief Financial Officer and was a member of the Board of Directors for Sunbelt Integrated Trade Services, Inc. From May 1977 to January 1999, Mr. Flaa held various management positions with KPMG Peat Marwick LLP and in 1990 was elected to partnership. He is currently involved in the management and/or Board of Directors of Memsen Corporation, Onnam Entertainment, LLC, and Gestalt, LLC. Mr. Flaa received his undergraduate degree from Central Washington University. Mr. Flaa also serves in a similar capacity with Cardio, an affiliate of ours, and Cardio Phage International, Inc., of which we own 45%.

Sergiy Buryak is one of our co-founders and has been a member of our Board of Directors since May 2005. From 1999 to the present, Mr. Buryak has worked for Phage Biotech Ukraine, LLC, a limited liability company in Kiev, Ukraine, a business entity related to the Company, as the General Director, which, in the Ukraine, is a similar position to a chief executive officer in the United States. Mr. Buryak is the author of three books and numerous publications on international affairs. Also during this time, from 1996 to 1999, he served in the Office of the First President of Ukraine as Chief of Staff. From 1995 to 1999 he served as Vice President of Youth of XXI Century Foundation. From 1992 to 1995, he was Vice President of Ukrainian Credit Foundation. From 1992 to 1994 he served as Advisor to the President of Ukraine. From 1990 to 1992, Mr. Buryak was Vice President of ROSS Corporation. During part of this time, from 1988 to 1990, Mr. Buryak also served as Professor of Ukrainian School of International Business. From 1979 to 1990, he served as Associate Professor of Kiev State University, International Relations Department. During 1974 to 1979, Mr. Buryak was Press-Officer, Political Affairs Officer-United Nations Secretariat in New York. From 1973 to 1974, he served as Assistant Professor in the International Relations Department of Kiev State University. From 1970 to 1973, he conducted his post-graduate studies in the International Relations Department of Kiev State University. Mr. Buryak graduated from Kiev State University in 1970 and earned a gold medal and “Excellent Diploma” in History.

Oleksandr (Alex) Skybinetskiy has been a member of our Board of Directors since May 2005. From February 2005 to March 2005 he served as First Deputy Chairman of the Security Service of Ukraine. Mr. Skybinetskiy retired, for the second time, from the Security Service of Ukraine in April 2005 and is now a pensioner. His only current business activity is his service as one of our directors. From October 2002 to February 2005 he served as Director General of BIZ Professional Ltd. consultancy company in Kiev. From July 1999 to September 2002 he served as Deputy Director as a consultant of Phage Biotechnology in Kiev. Mr. Skybinetskiy retired in May 1999. From 1998 to 1999 he served as Deputy Head of the Committee on Intelligence at the President’s Office. In 1995, he became Deputy Chairman and in 1996 was appointed First Deputy Chairman of the SBU. In December 1991, he was appointed the Head of the Counterintelligence Directorate of the newly created Security Service of Ukraine (SBU). In 1971, he joined the KGB of Ukraine as an operative and finished in August 1991 as Deputy Head of the KGB of Ukraine Counterintelligence Directorate.

Grant Gordon has been a member of our Board of Directors since May, 2005. Since September 1987, Mr. Gordon has been a Principal of GHL Financial Services, Ltd., an international financial services group registered in the British Virgin Islands. Mr. Gordon is one of the co-founders of Cardio, an affiliate company, serves on the Board of Cardio and has provided seed capital for both Cardio and us.

Robert C. Ganiere has been a member of our Board of Directors since May 2005. From 2003 to present, Mr. Ganiere has organized both Morgan Dental Corporation and California Healthcare Management as CFO and

Controller. He also was a Consultant on Management & Financing for Business Organizations from 2000 to present. From 1997 to 2001, Mr. Ganiere was the Financial Director for Security Fore Company, LLC. Later the company dissolved and assets were distributed to shareholders. From 1968 to 2001, Mr. Ganiere was the Director, Secretary/Treasurer for Dental Finance Company. Later the corporation dissolved and assets were distributed to shareholders. From 1986 to 2001, he was also the Director for North American Video Corporation

Kenneth Keiller has been a member of our Board of Directors since May 2005. From 1986 to present, as a retired individual, Mr. Keiller has been a private investor in many ventures. From 1960 to 1985, Mr. Keiller was instrumental in bringing companies to the public forum. The primary functions of these companies include manufacturing of football gaming machines, plastic bottles, number plates, corrugated boxes and pilfer proof plastic caps. In 1952, he completed his Bachelor’s degree in Mechanical Engineering at the University of South Africa.

Alexander G. Montano has been a member of our Board of Directors since December 1998. Since February 1996, he has been the President and Founder of C&K Capital Corporation, an international financial services company, as well as the President of C. K. Cooper & Company, an investment banking/securities brokerage firm. From 1992, until he founded C. K. Cooper & Company, Inc. he was in the securities business. He is the son of Daniel C. Montano, the Chairman of our Board.

Our executive officers are elected by, and serve at the discretion of, our board of directors. Other than Daniel C. Montano and Alexander G. Montano, father and son, respectively, there are no family relationships among our directors and officers.

Board of Directors

We currently have seven directors and current board members will serve until the next annual meeting of stockholders in 2006. Board members are elected annually.

Board Committees

Our board of directors has an audit committee, a compensation committee, a nominating committee, a corporate governance committee and a conflicts resolution committee.

Members of the audit committee are Robert Ganiere, Chair, Kenneth Keiller and Oleksander Skybinetskiy, each independent. The audit committee will review the results and scope of the annual audit and other services provided by our independent accountants, reviews and evaluates our control functions and monitors transactions between our employees, officers and directors and the Company. We believe that the composition of our audit committee will meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The compensation committee members are Robert Ganiere, Kenneth Keiller, and Oleksander Skybinetskiy as Chair, each independent. The compensation committee will provide assistance to the Board of Directors by designing, recommending to the Board of Directors for approval and evaluating our compensation plans, policies and programs, especially those regarding executive compensation; review and approve the compensation of our Chief Executive Officer and other officers and directors; and will assist the Board of Directors in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. Prior to the creation of our compensation committee, all compensation decisions were made by our full Board of Directors. We believe that the composition of our compensation committee will meet the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Members of the nominating committee are Grant Gordon as Chair, Sergiy Buryak, and Daniel Montano, all of whom are members of the control group. This committee will nominate persons to serve on the board. Control of the nominating process by the control group is an exception to independence requirements. The Control Group has no present intention to turn the nominating process over to independent board members.

Members of the corporate governance committee are Kenneth Keiller as Chair, Robert Ganiere, and Sergiy Buryak. Pursuant to its charter, this committee will review and recommend corporate governance principles applicable to us, and evaluate board performance.

Members of the conflict resolution committee are Sergiy Buryak as Chair, Robert Ganiere, Kenneth Keiller, and Oleksander Skybinetskiy. This committee will address potential conflicts of interest, especially as they relate to transactions involving Cardio, or entities in which Cardio has an interest.

Item 6. Executive Compensation.

None of our executive officers presently serve under employment contracts. The following table sets forth summary information concerning compensation of our Chief Executive Officer and each of the other current executive officers during the fiscal year ended December 31, 2004. We refer to these persons as our named executive officers.

Summary Compensation Table

	2004 Annual Compensation
Name and Principal Position	Salary	Bonus
Daniel C. Montano President and Chief Executive Officer	$286,154	-0-

Mickael A. Flaa(1) Chief Financial Officer	$120,000	-0-

John W. Jacobs Vice President, Chief Operating Officer and Chief Scientific Officer	$120,000	-0-

(1)	Mr. Flaa is not an employee. His compensation is paid in the form of consulting fees.

Option/Warrant Grants in Last Fiscal Year

No options or warrants were granted to named executive officers in the fiscal year ended December 31, 2004.

Employment Agreements

We have no employment agreements with our executive officers or key employees.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the fiscal year ended December 31, 2004. Determination of compensation for our executive officers has been made by our board of directors since our inception. During our last fiscal year, Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, and Alexander G. Montano, were the only executive officers of our company that participated in our board’s deliberations concerning executive officer compensation.

Director Compensation

Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings and receive $5,000 per board meeting attended. After the effectiveness of this Registration Statement, we intend to grant each non-employee director a fully vested option to purchase 50,000 shares of our common stock at $10 per share.

Stock Option Plans

Our Board of Directors adopted the 2006 Stock Plan (the “Plan”) in November 2005. The stockholders approved the Plan in November 2005 to become effective after the Plan is registered and qualified with the appropriate federal and state securities authorities. The Plan provides for awards of (a) incentive stock options within the meaning of section 422 of the Code, (b) non-qualified stock options, (c) stock appreciation rights (SARs), and (d) restricted stock to directors, officers, employees and non-employees. We reserved 10,000,000 shares for the 2006 Stock Plan and limited the maximum number of shares to be granted in any one year to 1,000,000. No awards will be granted until the 2006 Stock Plan has cleared federal and state securities regulations.

Number of Shares of Common Stock Available under the 2006 Stock Plan. As of the date hereof, a total of 10,000,000 shares of our common stock were reserved for issuance pursuant to the Plan, of which no options were issued and outstanding. We intend to grant options to purchase 50,000 shares of our common stock to each of our non-employee directors upon the effectiveness of this registration statement and after the Plan clears federal and state securities regulations.

Administration of the 2006 Stock Plan. So long as more than 50% of our voting stock is held by the control group, the Plan will be administered by the Board of Directors. Thereafter, the Plan will be administered by a committee comprised entirely of independent directors. The committee will have the power to select individuals to receive awards under the Plan, option prices, vesting schedules, the expiration date applicable to each award and other terms, provisions and restrictions of the awards which need not be identical. All incentive stock options will have an exercise price of at least the fair market value of our common stock on the date of grant. Except in the case of a restructure of our shares, outstanding awards will not be repriced without the approval of the stockholders.

The total number of shares of our common stock with respect to which an award may be granted to any single person in any calendar year shall not exceed 1,000,000 shares (100,000 shares for non-employee directors) subject to certain adjustments. After one of our officers, employees or directors is terminated, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, an option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

The committee determines the terms of SARs and restricted stock awards granted under the Plan.

Transferability of Options. Except in limited circumstances, our 2006 Stock Plan generally does not allow for the transfer of options or stock purchase rights and, except in limited circumstances, only the optionee may exercise an option and stock purchase right during his or her lifetime.

Amendment and Termination of our 2006 Stock Plan. Our 2006 Stock Plan will automatically terminate in 2016, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the Plan provided it does not adversely affect any option previously granted under it. Certain of such amendments may require stockholder approval.

Item 7. Certain Relationships and Related Transactions.

Our board has determined that, if any future conflicts of interest arise with affiliated companies, such conflicts will be resolved by the conflicts resolution committee which is comprised of our independent directors and directors having no affiliation with the affiliated company in question.

We are a member of an affiliated group, through common management, which includes Cardio, Cardio Phage International, Inc., or CPI, Sribna Culya Biopharmaceuticals Inc., or Sribna, Proteomics Biopharmaceuticals Technologies, Inc., or Proteomics, Zhittya Stem Cell Medical Research Company, Inc., or Zhittya, and Qure Biopharmaceuticals, Inc., or Qure, known collectively as the “affiliates”. The common management spends a sufficient amount of their business time between Cardio and us, which is approximately 40% of their business time to Cardio, 40% of their business time to us, and the balance to other interests.

Daniel C. Montano, John W. Jacobs and Mickael A. Flaa are, respectively, Chairman of the Board/Chief Executive Officer, Chief Operating Officer/Chief Scientific Officer and Chief Financial Officer of both us and Cardio. Alexander G. Montano, one of our current board members and the son of Daniel C. Montano, is also a board member of Cardio. Daniel C. Montano is a principal stockholder in Cardio, Phage, Proteomics, Zhittya, Sribna, and Qure. Grant Gordon is one of our current board members, as well as a member of the Cardio board of directors. See “Risk Factors—Risk Related to the Company—Our relationship with Cardio, and the relationship of our senior executive officers to Cardio, creates potential for conflicts of interest” and “Management.” We believe that a transaction entered into with a related party was on terms at least as favorable as could have been obtained through unrelated parties.

The following are the business activities performed by each affiliate:

•	Cardio is a biopharmaceutical company developing a new drug for the treatment of cardiovascular disease; certain of our officers and directors control 38.37% of Cardio, and Cardio owns 4.54% of our common stock;

•	CPI is a distributor for the future products for both Cardio and us in locations throughout the world other than North America, Europe, Japan, and, with respect to us only, the Republic of Korea, China, and Taiwan. We and Cardio each own 45% of CPI and each is able to appoint 45% of CPI’s directors;

•	Sribna was developing a treatment for cancer; this company is currently inactive;

•	Proteomics was developing a non-injection method for medical protein; this company is currently inactive;

•	Zhittya was researching adult stem cells; this company is currently inactive, and;

•	Qure was developing commercial medical applications; this company is currently inactive.

During the period from 1999 through 2001, we entered into transactions with these entities affiliated with our Chief Executive Officer (Proteomics, Zhittya, Qure and Sribna) pursuant to which we loaned a total of $91,566, which was subsequently written off.

Administrative Support

As of December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005, we provided Cardio with administrative support within our research facility. We do not have a written agreement, but the boards of both companies adopted policies with regard to the services to be provided. The principal components of the administrative support supplied to Cardio by us were telephone and telephone answering service, use of support personnel, office space and file storage. We billed Cardio for their actual costs incurred plus a pro rata share of overhead costs (based on costs incurred for Cardio as compared to our total administrative overhead costs). These transactions were billed between the companies at cost basis in accordance with reciprocal policies approved by each, Phage and Cardio, board of directors. There is no written agreement.

We billed Cardio for the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited) $46,259, $46,259, $122,616, $81,453, $172,555, respectively, for administrative support services. From December 11, 1998 (inception) to September 30, 2005 (unaudited), we billed Cardio a total of $465,143.

Joint Patent Ownership and License Agreement

We have a Joint Patent Ownership and License Agreement with Cardio. Under that agreement, we and Cardio, respectively, own an undivided one-half interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™; we provide certain technical development services to Cardio to manufacture Cardio Vascu-Grow™ for Cardio’s clinical trials and to manufacture product for commercial sales at cost. As a part of this agreement, Cardio is obligated to pay us for technical development services prior to commercial sales at cost and for product sold commercially either (i) ten percent of Cardio’s net sales for Cardio Vascu-Grow™ manufactured by us or (ii) six percent royalty based on Cardio’s net sales price of Cardio Vascu-Grow™ which we do not manufacture. This agreement expires on the last to expire of the patent rights covered including extensions. See Item 1. “Business—Patents and Proprietary Technology.”

We billed Cardio for technical development services and the manufacture of Cardio Vascu-Grow™ used in Cardio’s clinical trials which we provide to Cardio at cost. For the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited) we billed Cardio $151,595, $179,544, $243,656, $159,263, $440,216, respectively, related to these services. From December 11, 1998 (inception) to September 30, 2005 (unaudited) we billed Cardio a total of $1,856,779 for these technical development services.

Distribution Agreement

The Company and Cardio have entered into a distribution agreement with CPI to handle future distribution of our and Cardio’s products licensed to CPI, when available for commercial distribution. CPI’s territory is limited to areas other than the United States, Canada, Europe (as defined as the Ural Mountains west including Iceland, excluding Turkey and Cyprus), Japan, the Republic of Korea and with respect to Cardio only, China and Taiwan. Pursuant to such agreement, CPI is obligated to pay us an amount equal to ten percent of the gross sales price for any Phage or Cardio products manufactured by us or six percent of the gross sales price for any Phage or Cardio products manufactured by a third party and an amount equal to fifty percent of gross revenue for any Phage products sold less direct costs less indirect costs. We have made no payments to, or received any payments from, CPI and we do not anticipate any such payments in the near future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations.”

During the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), we paid Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, no consulting fees. However, prior to 2001, we paid a total of $50,000 in consulting fees to Mr. Montano for performing the services of CEO. During the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), we paid Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, for employment services as a senior executive officer in the amount of $148,046, $274,615, $286,154, $205,385, and $320,769, respectively. From December 11, 1998 (inception) to June 30, 2005 (unaudited), we paid a total of $1,376,539 in employment compensation as a senior executive officer to Mr. Montano.

We paid C.K. Capital International and C&K Capital Corporation, Inc., controlled by Alexander G. Montano, son of Daniel C. Montano and a member of our board of directors, for consulting services for performing the duties as a senior executive officer from 1998 through 2002. During the years ended December 31, 2002, 2003, 2004 and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), consulting fees incurred by Phage were $0 for all periods. From December 11, 1998 (inception) to September 30, 2005 (unaudited), we paid these companies an aggregate of $343,055.

GHL Financial Services Ltd., or GHL, was hired by us to sell our convertible notes and convertible preferred stock and paid an amount equal to ten percent of all such sales made between August 22, 2001 through June 7, 2002. For sales made after June 8, 2002, we paid GHL an amount equal to 15% of all sales pursuant to an engagement letter between GHL and us. Grant Gordon, a director of ours, is a principal of GHL and controls 5.57% of our common stock. During the years ended December 31, 2002, 2003, 2004 and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), we paid GHL $123,500, $361,950, $1,901,726, $1,204,475 and $30,000, respectively. From December 11, 1998 (inception) to September 30, 2005 (unaudited), we paid GHL a total of $2,464,176.

On December 20, 2000, we entered into a service agreement with BS Biology Sciences Limited, a Cyprus corporation, a company controlled by Sergiy Buryak, one of our directors. BS Biology has agreed to assist us in various marketing and development efforts. Mr. Buryak is the beneficial owner of 14.08% of Phage’s common stock. Fees for services by this company were determined annually, in advance, and then progress payments were made. Service fees for the years ended December 31, 2002, 2003, 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited) were $0, $397,257, $695,307, $526,632, and $463,743, respectively. From December 11, 1998 (inception) to September 30, 2005 (unaudited), we paid a total of $1,803,101. Effective September 30, 2005, BS Biology purchased Phage Biotech, LLC from us for $103,000. Effective October 1, 2005, we entered into a service agreement with BS Biology for the further development and optimization of our proprietary manufacturing process. The agreement calls for monthly payments of $12,000 and may be cancelled by either party with 30 days written notice.

In June 2004, we purchased Phage Biotech, LLC from our Chief Executive Officer, Dan Montano, for $1. Phage Biotech, LLC has, and continues to perform drug development services for us. We sold Phage Biotech, LLC on September 30, 2005 at its approximate net book value to BS Biology for $103,000. BS Biology is controlled by a member of our board of directors, Sergiy Buryak. Net book value was deemed to be the appropriate price for the company as there are no earnings or sales upon which to base an alternative value.

Item 8. Legal Proceedings.

We are not a party to any litigation.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no existing public trading market for our common stock. We intend to apply for quotation of our common stock on the Over The Counter Bulletin Board (OTCBB). Even if our shares are accepted for quotation, it is not certain that an orderly market will develop. The trading markets, if any, may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in Item 1. “Risk Factors,” investors perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions. See Item 1. “Risk Factors—Risks Related to Our Business and Industry.”

Number of Stockholders

As of October 21, 2005, we have 252 stockholders of record.

Dividends

To date, we have not paid any cash dividends. In the future, we expect that any earnings will be used for further development of our business as we seek to expand our business and continue the FDA trials and possible commercialization of our products. Further, our ability to declare and pay cash dividends depends upon, among other things, restrictions imposed by the reserve and capital requirements of Delaware law, our income and fiscal condition, tax considerations, and general business conditions. Therefore, it is not likely that we will pay any cash dividends on our common stock in the foreseeable future, and we may never pay cash dividends.

Item 10. Recent Sales of Unregistered Securities.

Some of the information and discussion contained here and elsewhere in this registration statement will reference the effects of an initial public offering (“IPO”) on our liquidity, capital resources, and common shares outstanding. This filing is not an IPO. It is a registration statement to become a public company. Upon becoming a public company we may choose to undertake an IPO to raise additional investment capital.

Convertible Notes (3 Series)

Series I consists of $11,567,830 of convertible notes, bearing interest at seven percent per annum, compounded annually, due and payable on the earlier of three years from the date of issuance (August 22, 2001 through July 16, 2004) or 30 days after the completion of an initial public offering. These notes are convertible at any time into common stock at $1 per share if converted prior to an initial public offering or, if converted after an initial public offering, at the lesser of $1 per share or 50% of an initial public offering price. The Series I convertible notes are held by 233 investors, all of whom are either non-U.S. persons living overseas and/or accredited investors.

Series II consists of $5,178,340 of convertible notes, bearing interest at seven percent per annum, due and payable on the earlier of three years from the date of issuance (August 1, 2004 through December 30, 2004) or 30 days after the completion of an initial public offering. These notes are convertible at any time into common stock at $4 per share if converted prior to an initial public offering or, if converted after an initial public offering, at the lesser of $4 per share or 50% of an initial public offering price. The Series II convertible notes are held by 20 investors, all of whom are either non-U.S. persons living overseas and/or accredited investors.

Series P consists of $200,850 of convertible notes, bearing interest at seven percent per annum, compounded annually, due and payable on the earlier of three years from the date of issuance (May 4, 2005) or 30 days after the completion of an initial public offering. These notes are convertible at any time into common stock at $0.05 per share if converted prior to an initial public offering or, if converted after an initial public offering, at the lesser of $0.05 per share or 50% of an initial public offering price. Six investors hold Series P convertible notes, all of whom are accredited investors residing in various places including the United States. These six investors tendered their money in 1999. We issued the notes in May 2005 with interest accruing from the date we received the original investment.

Preferred Stock

We have presently authorized 37,500 shares of Series B of preferred stock designated as “Non-Voting Convertible Preferred Stock.” At October 31, 2005, 597 shares have been committed. Holders of this series are not entitled to any dividends and have no voting rights. Upon our liquidation, holders of this series would be entitled to a liquidation preference of $800 per share. Shares of this series maybe converted at anytime, at the option of the holder, into common stock based on 200 common shares for each preferred share.

Item 11. Description of Registrant’s Securities to Be Registered.

Common Stock

Our common stock is being registered on this registration statement. We are authorized to issue up to 400,000,000 shares of common stock, $0.001 par value per share.

As of October 31, 2005, there were 220,120,400 shares of common stock outstanding held of record by 252 stockholders. There are outstanding options and warrants to purchase a total of 21,618,200 shares of our common stock. Following the effective date of this Registration Statement, we intent to grant options to purchase an aggregate of 50,000 shares of our common stock to each of our non-employee directors.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the stockholders. (See Item 9. Dividends.) In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The following is information about our preferred stock, some of which is convertible into common stock as well as registration rights and anti-takeover provisions of the Delaware law.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

Registration Rights

Holders of warrants to purchase a total of 2,668,200 shares of common stock have the right to request that we include the shares underlying those warrants in a registration of shares under the Securities Act of 1933, as amended, if we seek to register shares for sale (“piggyback registration rights”). One holder of a warrant to purchase 400,000 shares of our common stock has piggyback registration rights on both the warrant and the shares underlying that warrant. Pursuant to the terms of these warrants, we have the right to suspend our obligation to register the warrants and the warrant stock.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Trading

Pending establishment of trading on the Over The Counter Bulletin Board, we expect that our common stock will trade in the Pink sheets.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc. Their address is 317 SW Alder Street, 2nd Floor, Portland, Oregon 97204, and their telephone number is (503) 227-2950, Fax number is (503) 227-6874.

Shares Eligible for Future Sale

Prior to this Registration, there has been no public trading market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Some shares will not be available for sale immediately after this Registration because of legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any of these restrictions on sale lapse could adversely affect the prevailing market price, if any, of the common stock and impair our ability to raise equity capital in the future.

Upon the effectiveness of this Registration Statement, we will have 220,120,400 shares of common stock outstanding. The full conversion of our outstanding convertible preferred stock, convertible notes, stock options and warrants will result in approximately 49,497,615 shares of common stock being issued for a total of 269,618,015.

Upon the effective date of this registration statement, approximately 54,883,400 shares will be eligible for resale subject to the provisions of Rule 144(k). Ninety days after the effective date of this registration statement, approximately 52,599,271 shares will become eligible for resale subject to the provisions of Rule 144. During the ninety day period after the effective date, approximately 5,284,000 additional shares will become eligible for resale subject to the provisions of Rule 144(k).

As soon as practicable after the effectiveness of this registration statement, we intend to file a registration statement under the Securities Act to register the shares underlying outstanding options totaling 18,950,000, and outstanding warrants totaling 2,668,200 and to register the 10,000,000 shares of common stock we intend to reserve for issuance under the 2006 Stock Plan, assuming the Board of Directors adopts it, thus potentially permitting the resale of these shares in the public market without restriction under the Securities Act. Such registration statement would become effective immediately upon filing.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of effectiveness of this registration statement, a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock (currently approximately 2,201,204 shares, or approximately 2,696,180 shares if all our convertible preferred stock and convertible notes are converted into common stock) immediately after effectiveness or the average weekly trading volume in the common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell the shares under Rule 144(k) without regard to the requirements described here.

Item 12. Limitations on Liability and Indemnification.

Our By-Laws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the extent permitted by Delaware law. We are obtaining a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding indemnification. Under these agreements we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will apply in the event of a claim for indemnification.

In addition, our certificate of incorporation provides that our directors shall not be personally liable for the corporation for monetary damages for breach of fiduciary duty in certain circumstances. This provision does not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There are no pending litigation or proceedings involving any of our directors as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director.

Item 13. Financial Statements and Supplementary Data.

The consolidated financial statements and related footnotes are included as part of this registration statement beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

The consolidated financial statements and related footnotes are included as part of this registration statement beginning on page F-1.

The exhibits are filed as part of this registration statement at the end of this document on page II-2.

PHAGE BIOTECHNOLOGY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Phage Biotechnology Corporation

(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Phage Biotechnology Corporation and subsidiary (a development stage company) (collectively, the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ deficit and cash flows, for each of the three years in the period ended December 31, 2004 and the period from December 11, 1998 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phage Biotechnology Corporation and subsidiary (a development stage company) as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 and the period from December 11, 1998 (date of inception) to December 31, 2004, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the years ended December 31, 2002, 2003, 2004 and for the period from December 11, 1998 (date of inception) to December 31, 2004, the Company incurred net losses of $(1,529,954), $(2,431,102), $(5,771,500) and $(14,482,826), respectively, and had negative net cash flows from operations of $(1,123,760), $(2,262,289), (4,423,502) and $(11,507,425), respectively. These factors, among others as discussed in Note 2, to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

November 1, 2005

PHAGE BIOTECHNOLOGY CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2004 and September 30, 2005 (unaudited)

	December 31,		September 30, 2005
	2003	2004
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$225,255	$4,159,792	$1,607,021
Accounts receivable from affiliate	433	366,706	—
Accounts receivable from related party for sale of subsidiary	—	—	103,808
Prepaid assets	73,744	121,087	105,233
Net assets of discontinued operations	—	109,600	—

Total current assets	299,432	4,757,185	1,816,062
Property and equipment, net	78,354	199,063	170,405
Due from affiliate	100,163	156,243	—
Subscription receivable on convertible notes payable, due through a related party	—	1,778,262	778,295
Deferred debt financing costs, net	375,150	1,760,198	1,180,557
Other assets	9,052	210,182	210,182

Total assets	$862,151	$8,861,133	$4,155,501

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of accrued interest payable	$365,017	$1,152,035	$2,101,996
Accounts payable	59,297	197,941	204,095
Accrued payroll and payroll taxes	27,529	64,636	56,890
Due to affiliate	397,566	—	25,846
Current portion of convertible notes payable	20,000	545,000	590,000

Total current liabilities	869,409	1,959,612	2,978,827

Convertible notes payable, net of current portion	4,248,850	16,402,020	16,357,020

Total liabilities	5,118,259	18,361,632	19,335,847

Commitments and contingencies (Note 13)

Stockholders’ deficit
Committed series B convertible preferred stock	—	—	170,000
Convertible preferred stock, $0.001 par value; 1,000,000 authorized; 55,000 shares issued and outstanding	55	55	55
Common stock, $0.001 par value 400,000,000 shares authorized; 220,120,400 shares issued and outstanding	220,120	220,120	220,120
Additional paid-in capital	4,235,043	4,762,152	4,879,566
Deficit accumulated during the development stage	(8,711,326)	(14,482,826)	(20,450,087)

Total stockholders’ deficit	(4,256,108)	(9,500,499)	(15,180,346)

Total liabilities and stockholders’ deficit	$862,151	$8,861,133	$4,155,501

The accompanying notes are an integral part of these consolidated financial statements.

PHAGE BIOTECHNOLOGY CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2003, and 2004

and for the Period from December 11, 1998 (Inception) to December 31, 2004 and for the Nine Months Ended September 30, 2004 (unaudited) and 2005 (unaudited)

and for the Period from December 11, 1998 (Inception) to September 30, 2005 (unaudited)

	For the Years Ended December 31,			For the Period from December 11, 1998 (Inception) to December 31, 2004	For the Nine Months Ended September 30,		For the Period from December 11, 1998 (Inception) to September 30, 2005
	2002	2003	2004		2004	2005
					(unaudited)	(unaudited)	(unaudited)

Net sales, related party	$151,595	$179,544	$243,656	$1,416,563	$159,263	$440,216	$1,856,779
Cost of goods sold, related party	94,286	121,977	158,604	928,150	85,664	361,122	1,289,272

Gross profit, related party	57,309	57,567	85,052	488,413	73,599	79,094	567,507

Operating expenses
Research and development (including amounts with related parties of $24,396, $488,257, $722,307, $1,707,909, $553,632, $463,743, 2,171,652, respectively (notes 3 and 8))	1,004,721	1,336,860	2,981,844	8,338,874	2,052,152	2,670,084	11,008,958
Selling, general and administrative (including amounts with related parties of $24,000, $118,600, $202,000, $582,217, $153,570, $186,000, $768,217, respectively (notes 3 and 8))	451,862	864,824	1,405,872	4,259,960	906,208	1,751,178	6,011,138

Total operating expenses	1,456,583	2,201,684	4,387,716	12,598,834	2,958,360	4,421,261	17,020,096

Operating loss	(1,399,274)	(2,144,117)	(4,302,664)	(12,110,421)	(2,884,761)	(4,342,168)	(10,452,589)

Other income (expenses)
Interest income	29,999	30,617	6,408	162,827	4,213	8,678	171,505
Interest expense	(160,679)	(317,602)	(1,415,844)	(2,475,832)	(988,956)	(1,529,841)	(4,005,673)

Net other expenses	(130,680)	(286,985)	(1,409,436)	(2,313,005)	(984,743)	(1,521,163)	(3,834,168)

Loss from continuing operations	(1,529,954)	(2,431,102)	(5,712,100)	(14,423,426)	(3,869,504)	(5,863,331)	(20,286,757)
Loss from discontinued operations	—	—	(59,400)	(59,400)	(29,700)	(103,930)	(163,330)
Net loss	$(1,529,954)	$(2,431,102)	$(5,771,500)	$(14,482,826)	$(3,899,204)	$(5,967,261)	$(20,450,087)

Loss per share
Basic and diluted loss per share from continuing operations	(0.01)	(0.01)	(0.03)		(0.01)	(0.02)
Basic and diluted loss per share from discontinued operations	—	—	(0.00)		(0.00)	(0.00)
Basic and diluted net loss per share	(0.01)	(0.01)	(0.03)		(0.02)	(0.03)
Shares used to calculate loss per share
Basic	220,120,400	220,120,400	220,120,400		220,120,400	220,120,400

Diluted	220,120,400	220,120,400	220,120,400		220,120,400	220,120,400

The accompanying notes are an integral part of these consolidated financial statements.

PHAGE BIOTECHNOLOGY CORPORATION

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Period from December 11, 1998 (Inception) to September 30, 2005

	Date	Price Per Equity Unit	Preferred Stock
			Convertible		Common Stock		Committed Stock	Additional Paid-In Capital	Accumulated Deficit	Total
			Shares	Amount	Shares	Amount
Balance, December 11, 1998 (date of inception)			—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to founders	(1)	$0.001			200,700,000	200,700	400	(98,100)		103,000
Net loss									(61,731)	(61,731)

Balance, December 31, 1998			—	—	200,700,000	200,700	400	(98,100)	(61,731)	41,269

Issuance of common stock for cash	(2)	$0.15			16,200,400	16,200		2,394,285		2,410,485
Issuance of common stock to founders	(1)	$0.001			400,000	400	(400)			—
Issuance of preferred stock for cash	(2)	$10	55,000	55				549,945		550,000
Net loss									(1,231,575)	(1,231,575)

Balance, December 31, 1999			55,000	55	217,300,400	217,300	—	2,846,130	(1,293,306)	1,770,179

Issuance of common stock for cash	(3)	$0.15			1,760,000	1,760		171,920		173,680
Issuance of stock options for services rendered	(6)							255,843		255,843
Issuance of warrants for services rendered	(7)							59,946		59,946
Stock based compensation	(5)							447,991		447,991
Net loss									(1,930,934)	(1,930,934)

Balance, December 31, 2000			55,000	55	219,060,400	219,060	—	3,781,830	(3,224,240)	776,705

Issuance of common stock for cash	(4)	$0.15			1,060,000	1,060		422,940		424,000
Stock based compensation	(5)							30,273		30,273
Net loss									(1,526,030)	(1,526,030)

Balance, December 31, 2001			55,000	55	220,120,400	220,120	—	4,235,043	(4,750,270)	(295,052)

Net loss									(1,529,954)	(1,529,954)

Balance, December 31, 2002			55,000	55	220,120,400	220,120	—	4,235,043	(6,280,224)	(1,825,006)

Net loss									(2,431,102)	(2,431,102)

Balance, December 31, 2003			55,000	55	220,120,400	220,120	—	4,235,043	(8,711,326)	(4,256,108)

Stock based compensation	(5)							325,000		325,000
Issuance of stock options for services rendered	(6)							105,109		105,109
Contribution of subsidiary equity related party recorded at carryover basis (see note 4)								97,000		97,000
Net loss							—		(5,771,500)	(5,771,500)

Balance, December 31, 2004			55,000	55	220,120,400	220,120		4,762,152	(14,482,826)	(9,500,499)

Issuance of stock options for services rendered (unaudited)	(6)							117,414		117,414
Committed series B convertible preferred stock							170,000			170,000
Net loss (unaudited)									(5,967,261)	(5,967,261)

Balance, September 30, 2005 (unaudited)			55,000	$55	220,120,400	$220,120	$170,000	$4,879,566	$(20,450,087)	$(15,180,346)

(1)	Multiple transactions valued at the per share price in the year ended December 31, 1998.
(2)	Multiple transactions valued at the per share price in the year ended December 31, 1999.
(3)	Multiple transactions valued at the per share price in the year ended December 31, 2000.
(4)	Multiple transactions valued at the per share price in the year ended December 31, 2001.
(5)	Stock options issued to employees that are valued and recorded in accordance with FAS 123 (note 10).
(6)	Stock options issued to non-employees that are valued and recorded in accordance with FAS 123 (note 10).
(7)	Warrants issued to non-employees that are valued and recorded in accordance with FAS 123 (note 10).

The accompanying notes are an integral part of these consolidated financial statements.

PHAGE BIOTECHNOLOGY CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Years Ended December 31, 2002, 2003, and 2004

and for the Period from December 11, 1998 (Inception) to December 31, 2004 and for the Nine Months Ended September 30, 2004 (unaudited) and 2005 (unaudited)

and for the Period from December 11, 1998 (Inception) to September 30, 2005 (unaudited)

	For the Years Ended December 31,			For the Period from December 11, 1998 (Inception) to December 31, 2004	For the Nine Months Ended September 30,		For the Period from December 11, 1998 (Inception) to September 30, 2005
	2002	2003	2004		2004	2005
					(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss (including amounts with related parties of $149,548, $(381,487), $(924,308), $(947,681), $(707,202), $226,918, and $(720,763), respectively through September 30, 2005 (notes 3 and 8))	$(1,529,954)	$(2,431,102)	$(5,771,500)	$(14,482,826)	$(3,899,204)	$(5,967,261)	$(20,450,087)
Adjustments from discontinued operations			59,400	59,400	29,700	103,930	163,330

Net loss from continuing operations	(1,529,954)	(2,431,101)	(5,712,100)	(14,423,426)	(3,869,504)	(5,863,331)	(20,286,757)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	83,040	73,379	65,789	359,223	45,525	50,986	410,209
Amortization of deferred debt financing costs	47,944	106,854	516,680	673,978	411,568	579,641	1,253,619
Stock options issued for services rendered	—	—	325,000	360,953	168,426	117,413	478,366
Stock based compensation	—	—	105,110	803,264	—	—	803,264
Warrants issued for services rendered	—	—	—	59,946	—	—	59,946
(Increase) decrease in
Accounts receivable	—	(433)	(366,273)	(366,706)	(240,716)	366,706	—
Prepaid expenses	(1,774)	(59,762)	(47,343)	(121,087)	(38,778)	15,852	(105,235)
Other assets	—	—	(201,130)	(210,182)	(174,853)	—	(210,182)
Increase (decrease) in
Accounts payable	114,702	(165,541)	72,095	87,752	206,209	(31,848)	55,903
Accrued payroll and payroll taxes	59,556	(36,446)	37,106	64,636	30,593	(7,745)	56,891
Accrued interest	119,235	210,453	787,018	1,166,035	577,388	949,961	2,115,996
Other current liabilities	(16,509)	40,308	66,546	110,189	103,290	38,002	148,192

Net cash used in continuing operations	(1,123,760)	(2,262,289)	(4,351,502)	(11,435,425)	(2,780,852)	(3,784,364)	(15,219,789)
Net loss from discontinued operations	—	—	(59,400)	(59,400)	(29,700)	(103,930)	(163,330)
Changes in operating assets held for sale from discontinued operations	—	—	(12,600)	(12,600)	(6,300)	109,600	97,000

Net cash used in discontinuing operating	—	—	(72,000)	(72,000)	(36,000)	5,670	(66,330)

Net cash used in operating activities (including amounts with related parties of $149,548, $(381,487), $(924,308), $(947,681), $(707,202), $226,918, and $(720,763), respectively through September 30, 2005 (notes 3 and 8))	(1,123,760)	(2,262,289)	(4,423,502)	(11,507,425)	(2,816,852)	(3,778,694)	(15,286,119)

Cash flows from investing activities
Purchase of subsidiary, Phage Biotech, LLC	—	—	1	1	1	—	1
Purchase of property and equipment	(2,536)	(30,814)	(186,497)	(558,287)	(122,017)	(22,328)	(580,615)

Net cash used in investing activities (including amounts with related parties of $0, $0, $0, $0, $0, $0, and $0, respectively (notes 3 and 8))	(2,536)	(30,814)	(186,496)	(558,286)	(122,016)	(22,328)	(580,614)

PHAGE BIOTECHNOLOGY CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOW—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004

and for the Period from December 11, 1998 (Inception) to December 31, 2004 and for the Nine Months Ended September 30, 2004 (unaudited) and 2005 (unaudited)

and for the Period from December 11, 1998 (Inception) to September 30, 2005 (unaudited)

	For the Years Ended December 31,			For the Period from December 11, 1998 (Inception) to December 31, 2004	For the Nine Months Ended September 30,		For the Period from December 11, 1998 (Inception) to September 30, 2005
	2002	2003	2004		2004	2005
					(unaudited)	(unaudited)	(unaudited)
Cash flows from financing activities
Proceeds from sale of common stock	—	—	—	3,111,165	—	—	3,111,165
Proceeds from sale of preferred stock	—	—	—	550,000	—	—	550,000
Net proceeds from subscription of Series B preferred stock	—	—	—	—	—	170,000	170,000
Proceeds from issuance of convertible notes payable	1,205,000	2,413,000	12,678,170	16,947,020	8,029,830	—	16,947,020
Deferred debt financing cost	(125,500)	(361,950)	(1,901,726)	(2,434,176)	(1,204,475)	—	(2,434,176)
Due to net increase/(decrease) in affiliates	(74,044)	152,683	(56,081)	(170,244)	(51,628)	78,284	(91,961)
Subscription receivable/payable	60,480	281,436	(2,175,828)	(1,778,262)	(2,312,314)	999,967	(778,295)

Net cash provided by financing activities (including amounts with related parties of $(199,544), $(209,267), $(1,957,807), $(2,604,420), $(1,256,103), $78,284, and $(2,526,137) respectively through September 30, 2005 Notes 3 and 9))	1,065,936	2,485,169	8,544,535	16,225,503	4,461,413	1,248,251	17,473,753

Net increase (decrease) in cash and cash equivalents	(60,360)	192,066	3,934,537	4,159,792	1,522,545	(2,552,771)	1,607,021
Cash and cash equivalents, beginning of year	93,549	33,189	225,255	—	225,255	4,159,792	—

Cash and cash equivalents, end of year	$33,189	$225,255	$4,159,792	$4,159,792	$1,747,800	$1,607,021	$1,607,021

Supplemental disclosures of cash flow information
Interest paid	$—	$15,795	$7,018	$22,813	$—	$—	$22,813

Income taxes paid	$800	$800	$800	$4,000	$800	$800	$4,800

The accompanying notes are an integral part of these consolidated financial statements.

Supplemental disclosure of non-cash financing activities

During the years ended December 31, 2002, 2003, 2004 and for the nine months ended September 30, 2005 (unaudited) and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), the Company issued 0, 0, 0, 0 and 201,100,000 shares of post-split adjusted common stock to founders.

The accompanying notes are an integral part of these consolidated financial statements.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

1. DESCRIPTION OF BUSINESS

Phage Biotechnology Corporation (“Phage” or the “Company”) is a development stage drug development and biopharmaceutical manufacturing company headquartered in Las Vegas, Nevada. The Company was incorporated December 11, 1998 as a Delaware Corporation. The Company has an established biologicals manufacturing facility in Irvine, California which produces clinical lots of protein drug candidates. The Company’s initial focus is to manufacture recombinant protein pharmaceuticals whose patents have or will soon expire. Phage is also developing longer acting, pegylated forms of existing protein drugs, and developing new protein drug candidates such as single chain antibody pharmaceuticals to treat cancer, arthritis and auto-immune diseases. The Company also provides technical development services and manufactures clinical lots of the protein drug candidate, Cardio Vascu-Grow™ for CardioVascular BioTherapeutics, Inc. (Cardio), a related party.

2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended December 31, 2002, 2003, 2004 and for the period from December 11, 1998 (date of inception) to December 31, 2004 the Company incurred net losses of $(1,529,954), $(2,431,102), $(5,771,500) and $(14,482,826), respectively and had negative net cash flows from operations of $(1,123,760), $(2,262,289), $(4,423,502) and $(11,507,425), respectively. These factors, among others raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis by obtaining additional investment capital as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations from sources that are described in the notes to the financial statements. As discussed in Note 8 to the consolidated financial statements for the three months ended September 30, 2005, the company has collected $1,000,000 of subscriptions receivable from convertible notes payable. Additionally, the company has an ongoing Series B Preferred Stock private placement currently open. This placement is targeted at non-USA investors is designed to meet the exemptions of Regulation S of the securities act of 1933, and was approved by the Board of Directors to place up to 37,500 shares at $800 per share for total gross proceeds of up to $30,000,000. As of December 16, 2005, the company has received net proceeds of $511,360 from funded subscriptions for this placement, of which $170,000 were recorded as of September 30, 2005.

Management has made estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3. TRANSACTIONS AND CONTRACTUAL RELATIONSHIPS WITH AFFILIATED ENTITIES

Phage is a member of an affiliated group, through common management, which includes CardioVascular BioTherapeutics, Inc. (“Cardio” and formerly known as CardioVascular Genetic Engineering), Cardio Phage International (“CPI”), Sribna Culya Biopharmaceuticals Inc. (“Sribna”), Proteomics Biopharmaceuticals Technologies Inc. (“Proteomics”), Zhittya Stem Cell Medical Research Company Inc. (“Zhittya”), Qure

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Biopharmaceuticals, Inc. (“Qure”), known collectively as the (“affiliates”). The common management of Phage and Cardio spend an estimated 40% of their time with each Company and the remaining balance to other interests.

Daniel C. Montano, John W. Jacobs and Mickael A. Flaa are, respectively, Chairman of the Board/Chief Executive Officer, Chief Operating Officer/Chief Scientific Officer, and Chief Financial Officer of both Phage and Cardio. Daniel C. Montano is a principal stockholder in Phage, Cardio, Proteomics, Zhittya, and Qure. In addition, Alexander G. Montano, one of the Company’s current board members and the son of Daniel C. Montano, is also a board member of Phage.

The following are the business activities performed by each affiliate:

•	Cardio is developing a new drug for the treatment of cardiovascular disease where the growth of new blood vessels can improve the outcome for patients with these diseases; certain of the company’s officers and directors control 38.37% of the common stock of Cardio;

•	CPI is a distributor for the future products for both Phage and Cardio in locations throughout the world other than North America, Europe, Japan, and, with respect to Cardio only, the Republic of Korea, China, and Taiwan. Phage and Cardio each own 45% of CPI and each is able to appoint 45% of CPI’s directors;

•	Sribna was developing a treatment for cancer utilizing cancer cell apotise;

•	Proteomics was developing a non-injection method for medical protein;

•	Zhittya was researching adult stem cells; and

•	Qure was developing commercial medical applications.

During the period from 1999 through 2001, we entered into transactions with these entities affiliated with our Chief Executive Officer (Proteomics, Zhittya, Qure and Sribna) pursuant to which we loaned a total of $91,566, which was subsequently written off.

Joint Patent Ownership and License Agreement

Phage has a Joint Patent Ownership and License Agreement with Cardio. Under that agreement, Phage and Cardio, respectively, own an undivided one half interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™; and Phage agrees to provide certain technical development services to Cardio and to manufacture Cardio Vascu-Grow™ for Cardio’s clinical trials at cost. Any product Phage manufactures for Cardio commercialization purposes is paid for on a percentage of sales basis as defined in the agreement. As a part of this agreement, Cardio is obligated, at their option, to either (i) pay to Phage ten percent of Cardio’s net sales for Cardio Vascu-Grow™ manufactured for Cardio by Phage or (ii) pay to Phage a six percent royalty based on Cardio’s net sales price of Cardio Vascu-Grow™ which Phage does not manufacture for Cardio. This agreement expires on the last to expire date of the patent rights covered including extensions.

Phage will manufacture the drug Cardio Vascu-Grow™ for Cardio in the United States for ongoing FDA clinical trials, and may manufacture it for subsequent commercial production. However, Cardio has the right to and may choose to use a third party for manufacturing.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Furthermore, Cardio paid Phage for technical development services and for manufacturing Cardio Vascu-Grow™ for clinical trials, which Phage provided to Cardio at cost. For the years ended December 31, 2002, 2003 and 2004 and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), payments to Phage relating to such services were $151,595, $179,544, $243,656, $159,263 (unaudited), $440,216 (unaudited) and $1,856,779 (unaudited), respectively. Additionally, at December 31, 2003, 2004 and September 30, 2005 unpaid amounts outstanding pursuant to this arrangement were $433, $366,706, and $0, respectively.

Phage records the technical development service and manufacturing billings as revenue in accordance with the guidelines established in Staff Accounting Bulletin (SAB) 104, “Revenue Recognition”. As required by this standard, revenue is recorded when persuasive evidence of a sales arrangement exists, delivery of service has occurred, the price is determinable, contractual obligations have been satisfied, and collectibility is reasonably assured. These requirements are met, and sales and related cost of sales are recognized based on development or manufacturing services provided. From inception to date, all of Phage’s revenue is for technical development and contract manufacturing services provided to Cardio by Phage.

Phage bills Cardio at cost for the technical development service and manufacturing billings. Costs billed include direct salaries, direct lab supply cost and an allocated charge for indirect and overhead costs. The allocated charge for indirect and overhead cost is based on the percentage relationship of direct Cardio costs to total Phage direct costs. The percentage allocable to Cardio is multiplied by total indirect and overhead costs to derive the portion of indirect and overhead costs to be billed to Cardio.

Phage recognizes costs of goods sold associated with revenue as direct plus indirect costs. The overhead costs that are billed to Cardio related to the technical development service and manufacturing billing, are categorized as part of research and development expense on the Statement of Operations.

Administrative Support

As of December 31, 2002, 2003, 2004, and September 30, 2004 (unaudited) and 2005 (unaudited) Phage provided Cardio with administrative support in Phage’s facilities. The principal components of the administrative support services supplied by Phage to Cardio were telephone and telephone answering service, use of accounting personnel, use of office space and file storage. Billings by Phage to Cardio for administrative support for the years ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited) and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited) were $46,259, $46,259, $122,616, $81,453 (unaudited), $172,555 (unaudited) and $465,143 (unaudited), respectively. Phage recognizes the administrative support services provided to Cardio as the income is earned and the collectibility is determined to be payable. The Company classifies these administrative support services as a reduction to general and administrative expense.

Distribution Agreement

Phage and Cardio have entered into a distribution agreement with Cardio Phage International Inc., a Bahamian company (“CPI”), to handle future distribution of Phage products licensed to CPI when available for commercial distribution. CPI’s territory is limited to areas other than the United States, Canada, Europe (as defined as the Ural Mountains west including Iceland, excluding Turkey and Cyprus), Japan, the Republic of Korea and with respect to Cardio only, the Republic of China and Taiwan. Phage and Cardio each own 45% of

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

the CPI outstanding stock and the companies have the right to each appoint 45% of the CPI board. Pursuant to such agreement, CPI is obligated to pay us an amount equal to ten percent of the gross sales price for any Phage or Cardio products manufactured by us or six percent of the gross sales price for any Phage or Cardio products manufactured by a third party and an amount equal to fifty percent of gross revenue for any Phage products sold less direct costs less indirect costs. We have made no payments to, or received any payments from, CPI and we do not anticipate any such payments in the near future. Phage has made no payments to CPI and does not anticipate making any payments in the near future.

4. PHAGE BIOTECH, LLC

Acquisition of Phage Biotech, LLC

The Company purchased 99% of Phage Biotech, LLC for $1 in June 2004 from Daniel C. Montano Chairman of the Board, President and Chief Executive Officer. Phage Biotech, LLC is a Ukraine entity that performs research and development for Phage. In accordance with Staff Accounting Bulletin (SAB) No. 48, “Transfer of Nonmonetary Assets by Promoters or Shareholders”, the transaction has been recorded at the predecessor’s cost. As such, the excess of predecessor’s cost over the amount paid of $1.00 has been recorded as an increase in the Company’s equity under the caption “Contribution of Subsidiary Equity by Related Party Recorded at Carry-Over Basis”. The pro-forma results of operations as if the Companies had always been consolidated have not been included as such assets are not material to the Company’s financial statement. The condensed balance sheet of Phage Biotech, LLC as of the acquisition date was as follows.

June 30, 2004 (unaudited)
Cash	$6,500
Inventory	5,500
Property and equipment, net	87,000
Other assets	2,000

Total assets	101,000

Current liabilities	(4,000)

Net assets	$97,000

Discontinued Operations of Phage Biotech, LLC

During the quarter ended March 31, 2005, the Company’s management entered into discussions to sell Phage Biotech, LLC and the Board of Directors approved a plan of discontinuation in June of 2005. The Company sold the entity to BS Biology Sciences Limited, a related party, effective September 30, 2005 for $103,000. In accordance with SFAS 144, “Accounting for the Impairment of Long Lived Assets”, the Company is accounting for the operations of Phage Biotech, LLC as a discontinued operation.

For the six months ended December 31, 2004 and nine months ended September 30, 2005 the Company recorded losses from discontinued operations of $59,400 and $103,930, respectively. Net assets from discontinued were $109,600 at December 31, 2004 and $0 at September 30, 2005, (unaudited) and have been included as assets held for sale. Accounts receivable from related party for sale of subsidiary was $103,808 at September 30, 2005. Liabilities related to the assets held for sale were not significant, and reduce the net assets held for sale.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company bills Cardio for technical development services and contract manufacturing. Phage recognizes these billings as revenue in accordance with the guidelines established in Staff Accounting Bulletin (SAB) 104, “Revenue Recognition” As required by this standard, revenue is recorded when persuasive evidence of a sales arrangement exists, delivery of service has occurred, the price is determinable, contractual obligations have been satisfied, and collect ability is reasonably assured. These requirements are met, and sales and related cost of sales are recognized based on development or manufacturing services provided. To date, all of the Company’s revenue is for technical development and contract manufacturing services provided to Cardio by Phage.

Development Stage Enterprise

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to its formation, fundraising, and product development and approval. Its planned principal operations of manufacturing and selling its products have not yet commenced. For the period from December 11, 1998 (inception) through September 30, 2005 (unaudited), the Company has accumulated a deficit of $20,450,087. There can be no assurance that the Company will have sufficient funds available to complete its research and development programs or be able to commercially manufacture or market any products in the future; that future revenue will be significant, or that any sales will be profitable. The Company expects operating losses to increase for at least the next several years due principally to the anticipated expenses associated with the proposed product development, clinical trials and various research and development activities.

Principles of Consolidation

The consolidated financial statements include the accounts of Phage and its subsidiary. Intercompany accounts and transactions have been eliminated in consolidation. The financial statements of foreign subsidiary are translated at year-end exchange rates for assets and liabilities and average exchange rates during the year for income and expense accounts.

Reclassification

We have reclassified the administrative billings to Cardio as a reduction to general and administrative expense on the Consolidated Statement of Operations from Inception through September 30, 2005. We had previously recorded these billings as Other income, related party on the Consolidated Statement of Operations.

Stock Split

In May 2005, the Board of Directors approved, with the approval of the shareholders, a forward 200-to-1 common stock spit. The accompanying financial statements and notes to the financial statements have been retrospectively restated to reflect the split.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Cash and Cash Equivalents

For purposes of the statements of cash flow, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Subscriptions Receivable on Convertible Notes Payable

Subscriptions receivable at December 31, 2003, 2004 and September 30, 2005 (unaudited) consisted of amounts due from a related party from the sale of the Company’s convertible notes payable with a face value, net of commissions, of $0, $1,778,262, and $778,295 (unaudited), respectively. The Company has issued the notes payable for the subscriptions receivable and the notes are a legally enforceable liability upon the Company.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful life of the related asset, which management believes is 3 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company’s financial instruments, including cash, accounts payable and accrued expenses, and accrued compensation, the carrying amounts approximate fair value due to their short maturities.

Research and Development Costs

The Company accounts for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs”. Research and development costs are charged to expense as incurred. Research and development costs consist of expenses incurred by third party consultants, contractors, and suppliers in support of preclinical research and FDA clinical trials.

Deferred Debt Financing Costs

Costs incurred in connection with the issuance of convertible notes payable are capitalized as deferred debt financing costs. These costs primarily include commissions paid to the placement agent and are amortized over the term of the convertible notes payable.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Concentrations of Credit Risk

The Company places its cash/cash equivalent with high quality financial institutions, and at times it may exceed the Federal Deposit Insurance Corporation $100,000 insurance limit. As of December 31, 2003 and 2004, and September 30, 2005 (unaudited), uninsured portions of cash amounted to $125,255, $4,154,635, and $1,538,608, respectively.

Loss per Share

The Company calculates loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

The following potential common shares have been excluded from the computation of diluted net loss per share for the years ended December 31, 2002, 2003 and 2004, and September 30, 2004 (unaudited) and September 30, 2005 (unaudited), since their effect would have been anti-dilutive:

	December			September 30, 2004 (unaudited)	September 30, 2005 (unaudited)
	2002	2003	2004
Convertible preferred stock	11,000,000	11,000,000	11,000,000,	11,000,000	11,000,000
Stock options	18,200,000	18,200,000	18,817,000	18,620,000	18,950,000
Warrants	1,268,200	2,668,200	2,668,200	2,668,200	2,668,200
Convertible notes payable	5,672,000	8,085,000	16,879,415	15,717,330	16,879,415

Stock-Based Compensation

The Company accounts for stock option grants to employees using the fair value method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” and FIN 44, “Accounting for Certain Transactions Involving Stock Compensation (see Note 8). In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123. Since the Company has historically followed the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 148 has had no impact to the Company’s financial position or results of operations. However, the Company’s financial statement disclosures have been designed to conform to the new disclosure requirements prescribed by SFAS No. 148.

The Company accounts for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option-pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached (see Note 8).

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal Six months beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for six months beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Management must adopt SFAS No. 123(R) by the first quarter of 2006. We currently use the Black-Scholes formula to estimate the value of stock options granted to employees and are evaluating option valuation models, including the Black-Scholes formula, to determine which model we will utilize upon adoption of SFAS No. 123(R). Management plans to adopt SFAS No. 123(R) using the modified-prospective method. We do not anticipate that adoption of SFAS No. 123(R) will have a material impact on our stock-based compensation expense.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies the meaning of the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on our financial statements.

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

6. PREPAID ASSETS

Prepaid assets at December 31, 2003 and 2004, and September 30, 2005 (unaudited) consisted of the following:

	December 31,		September 30, 2005
	2003	2004
			(unaudited)
Prepaid legal expenses	$47,000	$47,000	$47,000
Prepaid rent	—	40,472	47,014
Prepaid insurance	26,744	33,615	11,219

Total	$73,744	$121,087	$105,233

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

7. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003, 2004 and September 30, 2005 (unaudited) consisted of the following:

	December 31,		September 30, 2005
	2003	2004
			(unaudited)
Furniture, fixtures, and equipment	$371,788	$420,002	$442,330
Less accumulated depreciation	(293,434)	(220,939)	(271,925)

Total	$78,354	$199,063	$170,405

Depreciation expense for the years ended December 31, 2002, 2003, 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited) were $83,040, $73,379, $65,789, $45,525 (unaudited), $50,986 (unaudited), and $410,209 (unaudited), respectively.

8. DUE TO/ FROM AFFILIATES

Due To/From Affiliates at December 31, 2003, 2004 and for the six months ended June 30, 2005 (unaudited) consisted of the following:

	December 31,		September 30, 2005
	2003	2004
			(unaudited)
Cardio	$100,163	$156,243	$(25,846)

GHL	$(397,566)	—	—

Due from Cardio at December 31, 2003 and 2004, and September 30, 2005 (unaudited) were $100,163, $156,243, and $(25,846) (unaudited), respectively. The balances represent unpaid amounts by Cardio for certain loans that carry interest at 7% per annum, and are due on demand.

Interest income related to due from affiliates for the years ended December 31, 2002, 2003, 2004, and for the six months ended September 30, 2004 (unaudited), and 2005 (unaudited), and for the period from December 11, 1998 (inception) to September 30, 2005 (unaudited) were $42,855, $30,512, $22,432, $0, (unaudited), $1,448 (unaudited), and $67,797, respectively.

Due to GHL at December 31, 2003, 2004 and September 30, 2005 (unaudited) were $397,566, $0, and $0, respectively. The balances represent amounts owed to GHL for funds received on Series I Notes and prior to receipt of subscription agreements for these notes.

Subscriptions receivable at December 31, 2003 and 2004, and September 30, 2005 (unaudited) consisted of amounts due from a related party from the sale of the Company’s convertible notes payable with a face value, net of commissions, of $0, $1,778,262, and $1,778,262 (unaudited), respectively . As of November 1, 2005 $1,000,000 of the outstanding $1,778,262 balance as of September 30, 2005 was collected.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

9. CONVERTIBLE NOTES PAYABLE

The Company issued convertible debt, as summarized below, payable to various individuals. As of December 31, 2003 and 2004, the Company issued Series I, Series II, and Series P convertible promissory notes.

Some of the information and discussion contained here and elsewhere in this registration statement will reference the effects of an initial public offering (“IPO”) on our liquidity, capital resources, and common shares outstanding. This filing is not an IPO. It is a registration statement to become a public company. Upon becoming a public company we may choose to undertake an IPO to raise additional investment capital.

Series I Convertible Promissory Notes

The Series I Convertible Promissory Notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30 days after the successful completion of the Company’s initial public offering. The notes are convertible, at the option of the holder, into the Company’s common stock. Interest at the rate of seven percent per annum, compounded annually, will be payable within 30 days of when the notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $1 per share, provided however, if the purchase price of shares at the completion of an initial public offering is less than $2 per share, the conversion price will be adjusted to equal 50% of an initial public offering price.

At December 31, 2003 and December 31, 2004, $20,000 and $525,000, respectively of Series I Notes had expired and are due and payable on demand. The Company is currently working to extend these notes to June 30, 2007.

Series II Convertible Promissory Notes

The Series II Convertible Promissory Notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30 days after the successful completion of the Company’s initial public offering. The notes are convertible, at the option of the holder, into the Company’s common stock. Interest at the rate of seven percent per annum, compounded annually, will be payable within 30 days of when the notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $4 per share, provided however, if the purchase price of shares at the completion of an initial public offering is less than $8 per share, the conversion price will be adjusted to equal 50% of an initial public offering price.

Series P Convertible Promissory Notes

The Series P Convertible Promissory Notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30 days after the successful completion of the Company’s initial public offering. The notes are convertible, at the option of the holder, into the Company’s common stock. Interest at the rate of seven percent per annum, compounded annually, will be payable within 30 days of when the notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $0.05 per share, provided however, if the purchase price of shares at the completion of an initial public offering is less than $0.10 per share, the conversion price will be adjusted to equal 50% of an initial public offering price.

Since the convertible promissory notes have a reset provision upon the completion of an initial public offering, the Company will retest the convertible notes payable for the beneficial conversion feature should an

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

IPO occur. Where the Company has issued convertible notes payable with beneficial conversion feature, the difference between the conversion price and the fair value of the common stock, at an initial public offering, will be recorded as a debt discount and will be amortized to interest expense over the redemption period of the convertible notes payable in accordance with EITF Issue No. 98-5, “Accounting for Securities with Beneficial Conversion Feature or Contingently Adjustable Conversion Ratio” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

Subscriptions receivable at December 31, 2003, 2004 and September 30, 2005 (unaudited) consisted of amounts due from a related party from the sale of the Company’s convertible notes payable with a face value, net of commissions, of $0, $1,778,262, and $778,295 (unaudited), respectively. The Company has issued the notes payable for the subscriptions receivable and the notes are a legally enforceable liability upon the Company.

In connection with these convertible notes payable, the Company incurred total financing costs of $361,950, $1,901,726, and $0 (unaudited), respectively, as of December 31, 2003 and 2004, and September 30, 2005 (unaudited), respectively. These costs have been capitalized and are being amortized over the term of the convertible note payable. During the year ended December 31, 2002, 2003, 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), total financing costs of $47,944, $106,954, $516,680, $411,568 (unaudited), $609,641 (unaudited), and $1,283,619 (unaudited), respectively, were expensed.

Outstanding balances of convertible notes payable were as follows:

	December 31,		September 30, 2005
	2003	2004
			(unaudited)
Series I	$4,068,000	$11,567,830	$11,567,830
Series II	—	5,178,340	5,178,340
Series P	200,850	200,850	200,850

Total convertible notes payable	4,268,850	16,947,020	16,947,020
Less current portion	20,000	545,000	590,000

Convertible notes payable, net of current portion	$4,248,850	$16,402,020	$16,357,020

Future maturities of convertible notes payable as of December 31, 2004 and September 30, 2005 (unaudited) are as follows:

	December 31, 2004	September 30, 2005
		(unaudited)
2005	$545,000	$590,000
2006	45,000	0
2007	16,357,020	16,357,020
2008	—	—
2009	—	—
Thereafter	—	—

Total	$16,947,020	$16,947,020

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

10. STOCKHOLDERS’ DEFICIT

Preferred Stock

During 1999, the Company sold 55,000 shares of the Company’s Non-Voting Convertible Preferred Stock, $0.001 par value (the “Preferred Stock”), for gross proceeds of $550,000. Each share is convertible into 200 shares of the Company’s common stock. Preferred Stock may be converted into Common Stock at a conversion price of .05 cents per share.

In May 2005, the Company received net proceeds of $170,000 for 250 shares of Series B Non-Voting Convertible Preferred Stock, $.001 par value. As of September 30, 2005, the preferred shares have not been issued, therefore they are classified as committed. The 250 preferred shares were sold at $800 per share and the Company realized $200,000 in gross proceeds. Each share is convertible into 200 shares at the Company’s common stock. Commissions of $30,000 were paid to a consultant, who is a related party.

The preferred stockholders shall not be entitled to dividends and shall have no voting rights.

Common Stock

In May 2005, the Board of Directors approved, with the approval of the shareholders, a forward 200-to-1 common stock spit. The accompanying financial statements and notes to the financial statements have been retrospectively restated to reflect the split.

During 1998, the Company issued 200,700,000 shares and committed 400,000 shares its common stock at $0.001 per share to its founders.

During 1999, the Company issued 400,000 shares of common stock in satisfaction of its committed stock obligation at $0.001 per share to its founders.

During 1999, the Company sold 16,200,400 shares of common stock for gross proceeds of $2,410,485.

During 2000, the Company sold 1,760,000 shares of common stock for gross proceeds of $173,680.

During 2001, the Company sold 1,060,000 shares of common stock for gross proceeds of approximately $424,000.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Stock Option Transactions

The Company has the ability to issue stock options to both employees and non-employees under no formal stock option plans. Options typically expire ten years from the date of grant and may vest immediately or ratably over a four year period. During the period from December 11, 1998 (inception) through September 30, 2005, the Company has granted options to both employees and non-employee consultants.

Stock option activity for the years ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2005 (unaudited), is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at December 31, 2001	18,200,000	$0.16	$0.05
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2002	18,200,000	0.16	0.05
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2003	18,200,000	0.16	0.05
Granted	617,000	2.78	0.69
Exercised	—	—
Forfeited	—	—	—

Outstanding at December 31, 2004	18,817,000	0.24	0.07
Granted	133,000	4.00	0.88
Exercised
Forfeited
Outstanding at September 30, 2005 (unaudited)	18,950,000	$0.27	$0.07

Options exercisable at December 31, 2002	18,200,000	$0.16	$0.05

Options exercisable at December 31, 2003	18,200,000	$0.16	$0.05

Options exercisable at December 31, 2004	18,770,000	$0.23	$0.06

Options exercisable at September 30, 2005 (unaudited)	18,888,875	$0.26	$0.07

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.15	17,200,000	4.97	$0.15	17,200,000	$0.15
0.25	1,000,000	5.43	0.25	1,000,000	0.25
1.00	250,000	9.01	1.00	250,000	1.00
$4.00	367,000	9.69	$4.00	320,000	$4.00

	18,817,000			18,770,000

During the years ended December 31, 2002 and 2003 no options were granted to employees. However, during the year ended December 31, 2004, and the nine months ended September 30, 2005 (unaudited) the Company issued 617,000 and 133,000 stock options to employees, respectively with an estimated fair value of $428,118 and $117,413, respectively using the Black-Scholes option-pricing model. All options were issued for past services and therefore expensed on the date of grant. The Black-Scholes option pricing model assumptions were as follows: Expected life of 2 to 1 years, risk free rate of interest of 2.10 to 2.97 percent, volatility of 76 percent and an expected dividend yield of zero.

On January 1, 2004, the Company granted 250,000 options to non-employees. The Company estimated the fair value of the options granted to be $105,109 using the Black-Scholes option-pricing model. All options were issued for past services and therefore expensed on the date of grant. The Black-Scholes option pricing model assumptions were as follows: Expected life of .50 years, risk free rate of interest of 1.94 percent, volatility of 76 percent and an expected dividend yield of zero.

Except as noted above, no other compensation expense has been recognized in connection with grants of employee and non-employee stock options.

Additionally, all options were issued with an exercise price at or above the Company’s estimate of fair market value of the Company’s stock on the date of grant, and the expected life of all options granted is based on the Company’s expectation that option holders will exercise their options shortly after the Company’s registration statement becomes effective and stock begins trading, as summarized below:

Year granted	Expected average life
1999	6.5 – 5.5
2000	5.5 – 4.5
2001	4.5 – 3.5
2004	2.0 – 1.0
2005	0.5

Warrants

In December 1999, the Company issued a warrant to purchase 1,268,200 shares of common stock at an exercise price of $.15 per share to an individual in connection with assisting in closing a private placement. The fair value of the warrant was determined using the Black-Scholes pricing model and the value of $59,946 was recorded as a reduction of the net proceeds received in the private placement. The Black-Scholes option pricing

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

model assumptions were as follows: Expected life of 6 years, risk free rate of interest of 6.32 percent, zero volatility and an expected dividend yield of zero. The warrant fully vested on the date of the grant and expires in 2009.

In February 2003, the Company issued a warrant to purchase 1,000,000 shares of common stock at an exercise price of $1 per share to an individual in connection with Legal Services. The fair value of the warrant was determined using the Black-Scholes pricing model and the value of $8,144 was recorded as a consulting expense in the accompanying financial statements. The Black-Scholes pricing model assumptions were as follows: Expected life of 2.8 years, risk free rate of interest of 1.98 percent, zero volatility and an expected dividend yield of zero. The warrant was fully vested on the date of grant and expires in 2008.

In June 2003, the Company issued a warrant to purchase 400,000 shares of common stock at an exercise price of $1 per share to an individual in connection with financial consulting services rendered. The fair value of the warrant was determined using the Black-Scholes pricing model and the value of $2,157 was recorded as a consulting expense in the accompanying financial statements. The Black-Scholes option pricing model assumptions were as follows: Expected life of 2.5 years, risk free rate of interest of 1.47 percent, volatility of 0 percent and an expected dividend yield of zero. The warrant was fully vested on the date of the grant and expires in 2013.

In accordance with EITF No. 96-18 and SFAS No. 123, expense related to the warrant grants is recognized over the related vesting period as this method approximates the recognition of compensation expense over the service period.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Warrant activity for the three years ended December 31, 2004, and for the nine months ended September 30, 2005 (unaudited), is as follows:

	Warrants Outstanding	Weighted average Exercise Price	Weighted average Fair Value
Outstanding at December 31, 2001	1,268,200	$0.15	$0.05
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—

Outstanding at December 31, 2002	1,268,200	0.15	0.05
Granted	1,400,000	$1.00	0.01
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2003	2,668,200	0.60	0.03
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	2,668,200	$0.60	$0.03

Granted
Exercised
Forfeited

Outstanding at September 30, 2005 (unaudited)	2,668,200	$0.60	$0.03

Warrants exercisable at December 31, 2002	1,268,200	0.15	0.05

Warrants exercisable at December 31, 2003	2,668,200	0.60	0.03

Warrants exercisable at December 31, 2004	2,668,200	0.60	0.03

Warrants exercisable at September 30, 2005 (unaudited)	2,668,200	$0.60	$0.03

The following table summarizes information about warrants outstanding at September 30, 2005:

Range of Exercise Prices	Warrants Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
$0.15	1,268,200	4.17	$0.15	1,268,200	$0.15
$1.00	1,400,000	3.93	$1.00	1,400,000	$1.00

	2,668,200			2,668,200

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

11. OTHER RELATED PARTY TRANSACTIONS

During the years ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), Phage paid Daniel C. Montano, Chairman of the Board, President and Chief Executive Officer, consulting fees in the amount of $0, $0, $0, $0 (unaudited), $0 (unaudited), and $50,000 (unaudited) respectively.

During the years ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), Phage paid Daniel C. Montano, Chairman of the Board, President and Chief Executive Officer, for employment services in the amount of $148,046, $274,615, $286,154, and $205,385 (unaudited), $320,769 (unaudited), and $1,376,539 (unaudited), respectively.

Phage paid commissions to GHL Financial Services LTD (“GHL”), in which a director designate is a principal and owns 10.31% of the Company, for the overseas sale of the Company’s convertible notes payable. During the years ended December 31, 2002, 2003, 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), Phage paid GHL $123,500, $361,950, $1,901,726, $1,204,475 (unaudited), $30,000 (unaudited), and $2,464,176 (unaudited) respectively.

Phage paid C.K. Capital International and C&K Capital Corporation, controlled by Alexander G. Montano, son of Dan C. Montano, for consulting services. During the years ended December 31, 2002, 2003, 2004, and for the six months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), consulting fees incurred by Cardio were $0, $0, $0, $0 (unaudited), $0 (unaudited), and $343,055 (unaudited) respectively.

During the year ended December 31, 2002, 2003 and 2004, and for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), and the period from December 11, 1998 (inception) to September 30, 2005 (unaudited), Phage paid BS Biology, to assist in the development development and marketing process of our products $0, $397,257, $695,307, $526,632 (unaudited), $463,743 (unaudited), and $1,803,101 (unaudited) respectively.

12. INCOME TAXES

Significant components of the provision for income taxes for the years ended December 31, 2002, 2003 and 2004 were as follows:

	December 31,
	2002	2003	2004
Current
Federal	$—	$—	$—
State	800	800	800

Deferred
Federal	—	—	—
State	—	—	—

Provision for income taxes	$800	$800	$800

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2002, 2003 and 2004:

	December
	2002	2003	2004
Income tax computed at federal statutory tax rate	34%	34%	34%
State taxes, net of federal benefit	3.5	3.3	3.2
R&D Credit	6.5	3.8	3.3
Change in valuation allowance	(44.7)	(40.9)	(40.5)
Other	0.7	(0.2)	—

Total	0%	0%	0%

Significant components of the Company’s deferred tax assets (liability) at December 31, 2003 and 2004 consisted of the following:

	December, 31
	2003	2004
Deferred tax assets
Net operating loss carry-forwards	2,865,470	4,944,665
Accrual to Cash	300,845	487,000
R&D Credit	48,955	98,118
Other	27,062	1,300
State Taxes	(224,768)	(359,759)
Valuation allowance	(3,017,564)	(5,171,324)

	$—	$—

As of December 31, 2003 and 2004, the Company had cumulative net operating loss carry forwards for the federal tax purposes of $7,032,288 and $12,436,906, respectively, which starts expiring in 2004 through 2019. The utilization of net operating loss carry forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.

The net operating loss carry-forwards are the only significant deferred income tax assets of the Company. They have been offset by a valuation allowance since management does not believe the recoverability of this deferred tax assets during the next fiscal year is more likely than not. Accordingly, a deferred income tax benefit for the years ended December 31, 2002, 2003 and 2004 has not been recognized in these financial statements.

13. COMMITMENTS AND CONTINGENCIES

Leases

On August 25, 2004, the Company entered into a non-cancelable operating lease for laboratory and office space at University of California Irvine Research Center. The lease is for 11,091 rentable square feet for the period September 1, 2004 through August 31, 2006, and provides for a monthly rent of approximately $35,500 plus shared building operating expenses. As part of the agreement, Cardio guaranteed the lease obligation.

On November 19, 2004, the Company entered into a non-cancelable operating lease for general and administrative space at University of California Irvine Research Center. The lease is for 2,177 rentable square

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

feet for the period December 1, 2004 through September 30, 2006, and provides for a monthly rent of approximately $3,592 plus shared building operating expenses.

Future minimum annual lease payments under all operating leases are as follows:

	December 31, 2004	September 30, 2005
		(unaudited)
2005	$422,634	$109,257
2006	295,053	295,053
2007	—	—
2008	—	—
2009	—	—
Thereafter	—	—

Total	$717,687	$404,310

Service Agreements

Effective December 31, 2004, Phage entered into a one year Service Agreement with BS Biology, a related party. The Service Agreement provides for monthly payments of $56,225, and may be terminated with 60 days written notice.

Development Agreement

On May 7, 2004, the Company entered into a development agreement with BiopolyMed, Inc. BiopolyMed is developing four pegylated drug products for Phage. As part of the agreement the intellectual property rights and rights to patent application are transferred to Phage for the pegylated products, while BiopolyMed retains the patent rights to the pegylation process. Each pegylated product has three milestone phases with various scheduled payments for phases I, II and III for each product of $100,000, $350,000, and $2,000,000 respectively. Upon successful completion of all milestones and commencement of commercial sales BiopolyMed is to receive a royalty of 1% of the Company’s net sales per pegylated product up to a maximum of $10,000,000 for each product.

Government Regulation

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our products and in our ongoing research and product development activities. All of our drug products will require regulatory approval by government agencies prior to commercialization. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources.

PHAGE BIOTECHNOLOGY CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2002, 2003, and 2004 and for the Nine Months Ended

September 30, 2004 (unaudited) and 2005 (unaudited)

Preclinical studies are generally conducted in laboratory animals to evaluate the potential safety and the efficacy of a product. Drug developers submit the results of preclinical studies to the FDA as a part of an investigational new drug application which must be activated before clinical trials in humans may begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I	Clinical trials are conducted with a small number of subjects to determine the early safety profile, maximum tolerated dose and pharmacokinetics of the product in human volunteers.

Phase II	Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III	Large scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate with substantial evidence the efficacy and safety required by the FDA.

The FDA closely monitors the progress of clinical trials that are conducted in the United States and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. There is no guaranty that the FDA will not alter, suspend or terminate the testing.

Litigation

The Company may become involved in various legal proceedings and claims which arise in the ordinary course of its business. Management is not aware of any such matters.

14. SUBSEQUENT EVENTS

In October 2005, the Company received net cash proceeds of $235,960 for Series B convertible preferred stock to be issued at $800 per share. The Company will issue the shares in December 2005. In addition, during December 2005 the Company received $105,400 of proceeds with subscription agreements. The Company will issue the shares in December 2005.

Effective October 1, 2005, the Company entered into a service agreement with BS Biology. The Company has agreed to pay BS Biology $12,000 per month primarily to further develop and optimize our proprietary manufacturing process. The agreement may be terminated by either party with 30 days written notice.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PHAGE BIOTECHNOLOGY CORPORATION

By:	/s/ MICKAEL A. FLAA
Mickael A. Flaa Chief Financial Officer

December 19, 2005

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INDEX TO EXHIBITS

The following documents are filed as exhibits hereto:

EXHIBIT NO.		DESCRIPTION

3.1		Certificate of Incorporation of Phage Biotechnology Corporation, dated December 11, 1998.(1)

3.2		Certificate of Amendment to the Certificate of Incorporation of Phage Biotechnology Corporation, dated May 23, 2005, regarding the authorization of common stock and preferred stock issuance.(1)

3.3		Certificate of Amendment to the Certificate of Incorporation of Phage Biotechnology Corporation, dated May 23, 2005, regarding the authorization of the 200 for 1 common stock split.(1)

3.4		Bylaws of Phage Biotechnology Corporation, dated December 11, 1998.(1)

4.1		Certificate of Designation, Non-Voting Convertible Preferred Stock, dated December 31, 1998.(1)

4.2		Certificate of Designation, Rights and Privileges Series B Non-Voting Convertible Preferred Stock, dated May 9, 2005.(1)

4.3		Specimen Series I Convertible Promissory Note.(1)

4.4		Specimen Series II Convertible Promissory Note.(1)

4.5		Specimen Series P Convertible Promissory Note.(1)

9.		Controlling Stockholders Agreement, dated November 29, 2005.(1)

10.1		Joint Patent Ownership and License Agreement between Phage Biotechnology Corporation and CardioVascular BioTherapeutics, Inc., dated August 16, 2004.(1)

10.2		Distributorship Agreement between CardioVascular BioTherapeutics, Inc., Phage Biotechnology Corporation, and CardioPhage International Inc., dated August 16, 2004.(1)

10.3		Services Agreement between Phage Biotechnology Corporation and BS Biology Sciences Limited, dated October 1, 2005.(1)

10.4		Master Agreement between MPI Research, Inc. and Phage Biotechnology Corporation, dated March 10, 2004.(1)

10.5		Development Agreement between BiopolyMed, Inc. and Phage Biotechnology Corporation, dated May 14, 2004.(1)

10.6	(a)	Industrial Sublease Lease Agreement between Phage Biotechnology Corporation and The Regents of the University of California for 101 Theory, Suite 200, dated August 24, 2004.(1)

10.6	(b)	Industrial Lease between The Irvine Company and The Regents of the University of California for 101 Theory, Suite 200, dated November 8, 2000.(1)

10.7		Lease Between Phage Biotechnology Corporation and The Irvine Company for 101 Academy, Suite 100, commencing on November 1, 2004.(1)

10.8		Material Transfer and Research License Agreement between Aegis Therapeutics, Inc. and Phage Biotechnology Corporation, dated July 6, 2005.(1)

10.9		Participatory Interests Purchase Agreement between BS Biology Services Limited and Phage Biotechnology Corporation, dated September 30, 2005.(1)

10.10		Brookhaven Science Associates, LLC. Agreement operator of Brookhaven National Laboratory, dated December 30, 2004.

10.11		Service Agreement between Phage Biotechnology Corporation and BS Biology Sciences Limited, dated December 20, 2000.

10.12

Minutes of Meeting of the Board of Directors of Phage Biotechnology Corporation (Redacted), dated February 27, 2005, regarding Inter-Company Billing Policy, and Exhibit B containing Inter Company Related Items Policy as of December 31, 2003.

10.13		Engagement letter between GHL Financial Services Ltd., Inc. and Phage Biotechnology Corporation, dated as of December 18, 1998.

11.		Statement Regarding Computation of Per Share Earnings (on page F-4).

21.		Phage Biotech Ukraine, LLC. This subsidiary was sold in its entirety effective September 30, 2005 (see Exhibit 10.9).(1)

27.		Financial Data Schedule (on page 30).

(1)	Filed as an exhibit to Registrant’s Registration Statement on Form 10, File No. 000-51608 filed November 10, 2005.

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